                                                                  EXHIBIT 10.100

                           SECOND AMENDED AND RESTATED
                               OPERATING AGREEMENT

                                       OF

                  SUNRISE SECOND ASSISTED LIVING HOLDINGS, LLC

                                 BY AND BETWEEN

                   SUNRISE ASSISTED LIVING INVESTMENTS, INC.,

                             AS THE MANAGING MEMBER,

                                       AND

                     US ASSISTED LIVING FACILITIES II, INC.

                             AS THE INVESTOR MEMBER




                          DATED AS OF DECEMBER 20, 2002




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                                TABLE OF CONTENTS

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                                                                                                               Page


SECTION 1.        DEFINITIONS.....................................................................................1
SECTION 2.        CONTINUATION OF COMPANY........................................................................15
SECTION 3.        NAME AND PRINCIPAL OFFICE......................................................................16
         SECTION 3.1.      NAME..................................................................................16
         SECTION 3.2.      PRINCIPAL OFFICE AND PLACE OF BUSINESS; REGISTERED AGENT..............................16
SECTION 4.        PURPOSE OF COMPANY.............................................................................16
SECTION 5.        TERM...........................................................................................16
SECTION 6.        PERCENTAGE INTERESTS...........................................................................16
SECTION 7.        CAPITAL........................................................................................16
         SECTION 7.1.      FIRST CLOSING.........................................................................16
         SECTION 7.2.      SECOND CLOSING........................................................................17
         SECTION 7.3.      THIRD CLOSING.........................................................................17
         SECTION 7.4.      FINANCING CONDITIONS..................................................................17
         SECTION 7.5.      ADDITIONAL CAPITAL CONTRIBUTIONS AND OTHER CAPITAL MATTERS............................17
         SECTION 7.6.      CAPITAL ACCOUNTS......................................................................21
         SECTION 7.7.      INTEREST OR EARNINGS ON RETURNED CAPITAL..............................................22
         SECTION 7.8.      NO THIRD PARTY RIGHTS.................................................................22
         SECTION 7.9.      DEEMED CAPITAL CONTRIBUTIONS..........................................................22
SECTION 8.        ALLOCATION OF PROFITS AND LOSSES...............................................................22
         SECTION 8.1.      NET PROFIT............................................................................22
         SECTION 8.2.      NET LOSS..............................................................................22
         SECTION 8.3.      DISPOSITION GAIN AND DISPOSITION LOSS.................................................23
         SECTION 8.4.      SPECIAL ALLOCATIONS...................................................................25
         SECTION 8.5.      CURATIVE ALLOCATIONS..................................................................26
         SECTION 8.6.      OTHER ALLOCATION RULES................................................................27
         SECTION 8.7.      TAX ALLOCATIONS: CODE SECTION 704(c)..................................................27
SECTION 9.        DISTRIBUTIONS..................................................................................28
         SECTION 9.1.      IN GENERAL............................................................................28
         SECTION 9.2.      SHORTFALL PAYMENT.....................................................................30
         SECTION 9.3.      CONSENT TO DISTRIBUTIONS..............................................................31
         SECTION 9.4.      TAX WITHHOLDING.......................................................................31
SECTION 10.       MANAGEMENT OF COMPANY..........................................................................31
         SECTION 10.1.     AUTHORITY OF MANAGING MEMBER..........................................................31
         SECTION 10.2.     GRANT OF SPECIAL AUTHORITY............................................................33
         SECTION 10.3.     OPERATING BUDGET AND CERTAIN RESERVES.................................................34
         SECTION 10.4.     LIMITATIONS ON AUTHORITY OF MANAGING MEMBER...........................................35
         SECTION 10.5.     COMPENSATION FOR SERVICES; FEES TO MANAGING MEMBER....................................38
         SECTION 10.6.     INVESTOR MEMBER MANAGEMENT RIGHTS.....................................................38
         SECTION 10.7.     LIABILITY OF MANAGING MEMBER..........................................................39
         SECTION 10.8.     GENERAL INDEMNITIES, SPECIAL INDEMNITIES AND RELATED PROVISIONS.......................39
         SECTION 10.9.     OTHER ACTIVITIES OF MEMBERS; NON-COMPETE..............................................43
         SECTION 10.10.    RELEASE AND SALE OF FACILITIES........................................................44
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                                       i

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
         SECTION 10.11.    ADDITIONAL ACQUISITIONS OF NEW FACILITIES.............................................45
SECTION 11.       REPRESENTATIONS AND WARRANTIES OF THE MEMBERS..................................................47
         SECTION 11.1.     INVESTMENT INTENT.....................................................................47
         SECTION 11.2.     UNREGISTERED COMPANY INTERESTS........................................................47
         SECTION 11.3.     NATURE OF INVESTMENT..................................................................47
         SECTION 11.4.     GENERAL REPRESENTATIONS AND WARRANTIES OF SUNRISE.....................................47
         SECTION 11.5.     GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF INVESTOR MEMBER..................48
SECTION 12.       POWER OF ATTORNEY..............................................................................49
SECTION 13.       BANKING........................................................................................50
SECTION 14.       ACCOUNTING.....................................................................................50
         SECTION 14.1.     BOOKS OF ACCOUNT......................................................................50
         SECTION 14.2.     METHOD OF ACCOUNTING..................................................................50
         SECTION 14.3.     FINANCIAL AND OPERATING STATEMENTS....................................................50
         SECTION 14.4.     TAX INFORMATION.......................................................................51
         SECTION 14.5.     TAX MATTERS PARTNER...................................................................51
         SECTION 14.6.     TAX TREATMENT OF LEASE FINANCING......................................................51
SECTION 15.       ADMISSION OF ADDITIONAL MEMBERS................................................................51
SECTION 16.       TRANSFER OF COMPANY INTERESTS..................................................................51
         SECTION 16.1.     COVENANTS REGARDING TRANSFERS.........................................................51
         SECTION 16.2.     PERMITTED TRANSFERS BY INVESTOR MEMBER................................................52
         SECTION 16.3.     PERMITTED TRANSFERS BY MANAGING MEMBER................................................53
         SECTION 16.4.     SUBSTITUTED MEMBERS...................................................................55
         SECTION 16.5.     RECORDATION TAX.......................................................................55
         SECTION 16.6.     TRANSFERS RESULTING IN CORPORATION STATUS; TRANSFERS THROUGH ESTABLISHED SECURITIES OR
         SECONDARY MARKETS.......................................................................................55
         SECTION 16.7.     HOLDERS OF INVESTOR MEMBER INTERESTS..................................................56
SECTION 17.       WITHDRAWALS....................................................................................57
SECTION 18.       DEFAULTING EVENTS..............................................................................57
         SECTION 18.1.     CONVERSION OF DEFAULTING OR DISABLED MANAGING MEMBER'S INTEREST.......................57
         SECTION 18.2.     ADDITIONAL REMEDIES...................................................................58
SECTION 19.       DISABILITY OR DEFAULT OF THE INVESTOR MEMBER...................................................58
SECTION 20.       BUY-SELL AGREEMENT FOR ENTIRE PORTFOLIO........................................................58
         SECTION 20.1.     BUY-SELL OPTION.......................................................................58
         SECTION 20.2.     BUY-SELL VALUE........................................................................59
         SECTION 20.3.     OFFEREE DECISION......................................................................59
         SECTION 20.4.     BUY-SELL PRICE........................................................................60
         SECTION 20.5.     EARNEST MONEY; DEFAULT................................................................60
         SECTION 20.6.     BUY-SELL CLOSING......................................................................60
         SECTION 20.7.     REMEDIES..............................................................................61
         SECTION 20.8.     DISABLED OR DEFAULTING MEMBER.........................................................62
         SECTION 20.9.     SUSPENSION OF MARKETING RIGHT.........................................................62
SECTION 21.       BUY-SELL OPTION FOR INDIVIDUAL FACILITIES......................................................62
         SECTION 21.1.     BUY-SELL OPTION.......................................................................62
         SECTION 21.2.     OFFEREE DECISION......................................................................62
         SECTION 21.3.     LEASE TRANSACTION RELEASE.............................................................63
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                                       ii

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
         SECTION 21.4.     BUY-SELL PRICE........................................................................63
         SECTION 21.5.     EARNEST MONEY; DEFAULT................................................................63
         SECTION 21.6.     BUY-SELL CLOSING......................................................................63
         SECTION 21.7.     REMEDIES..............................................................................66
         SECTION 21.8.     SUSPENSION OF MARKETING RIGHT.........................................................67
SECTION 22.       MARKETING RIGHT................................................................................67
         SECTION 22.1.     INVESTOR MEMBER'S MARKETING RIGHT.....................................................67
         SECTION 22.2.     MANAGING MEMBER'S PURCHASE RIGHT......................................................68
         SECTION 22.3.     MANAGING MEMBER'S RIGHT TO MARKET/PURCHASE MANAGING MEMBER'S MARKETING RIGHT..........68
         SECTION 22.4.     FMV...................................................................................69
         SECTION 22.5.     FAILURE TO SELL FACILITY..............................................................69
         SECTION 22.6.     MANAGING MEMBER PURCHASE OF FACILITY OWNER............................................69
         SECTION 22.7.     SUSPENSION OF BUY-SELL OPTION.........................................................70
SECTION 23.       TERMINATION OF COMPANY.........................................................................70
         SECTION 23.1.     DISSOLVING EVENTS.....................................................................70
         SECTION 23.2.     METHOD OF LIQUIDATION.................................................................70
         SECTION 23.3.     REASONABLE TIME FOR LIQUIDATING.......................................................71
         SECTION 23.4.     DATE OF DISSOLUTION...................................................................71
SECTION 24.       GENERAL PROVISIONS.............................................................................71
         SECTION 24.1.     WAIVER OF RIGHT OF PARTITION..........................................................71
         SECTION 24.2.     NOTICES...............................................................................71
         SECTION 24.3.     MODIFICATIONS.........................................................................72
         SECTION 24.4.     AUTHORIZED PERSONS....................................................................72
         SECTION 24.5.     AMENDMENTS............................................................................72
         SECTION 24.6.     BINDING EFFECT........................................................................73
         SECTION 24.7.     VALIDITY..............................................................................73
         SECTION 24.8.     NO WAIVER.............................................................................73
         SECTION 24.9.     DUPLICATE ORIGINALS...................................................................73
         SECTION 24.10.    GOVERNING LAW; CONSTRUCTION...........................................................73
         SECTION 24.11.    CONSENT TO JURISDICTION AND VENUE; WAIVER OF JURY TRIAL...............................73
         SECTION 24.12.    INDEPENDENT INVESTMENT DECISION.......................................................74
         SECTION 24.13.    ENTIRE AGREEMENT......................................................................74
         SECTION 24.14.    FURTHER ASSURANCES....................................................................74
         SECTION 24.15.    USE OF SUNRISE TRADE NAME.............................................................74
         SECTION 24.16.    PRESS RELEASES........................................................................74
         SECTION 24.17.    LIABILITY OF MEMBERS..................................................................75


SCHEDULES

1        -        Facility Descriptions and Gross Asset Values
2        -        [omitted]
3        -        Operating Budget
4        -        Reporting Procedures
5        -        Islamic Operating Guidelines
6        -        Internal Rate of Return Calculation

7        -        Authorized Representatives
8        -        Minimum Gross Facility Revenues
9        -        Non Compete Areas
10       -        Anti-Money Laundering Policy

                 SECOND AMENDED AND RESTATED OPERATING AGREEMENT
                                       OF
                  SUNRISE SECOND ASSISTED LIVING HOLDINGS, LLC


         THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this "AGREEMENT"), made and entered into as of this ____ day of December, 2002, by and among SUNRISE ASSISTED LIVING INVESTMENTS, INC., a Virginia corporation ("SUNRISE") having an address at 7902 Westpark Drive, McLean, Virginia 22102 (hereinafter sometimes referred to as the "MANAGING MEMBER"); and US ASSISTED LIVING FACILITIES II, INC., a Delaware corporation having an address c/o Crescent Capital Investments, Inc., 75 Fourteenth Street, Atlanta, Georgia 30309 (the "INVESTOR MEMBER") (the Managing Member and the Investor Member are hereinafter sometimes referred to collectively as the "MEMBERS" and individually as a "MEMBER").

                              W I T N E S S E T H:

         WHEREAS, the Investor Member formed the Company as a limited liability company on September 13, 2002;

         WHEREAS, the parties hereto, desiring to continue the Company as a limited liability company under the provisions of the Delaware Limited Liability Company Act for the purposes hereinafter described, entered into an Amended and Restated Operating Agreement on September 30, 2002; and

         WHEREAS, the parties hereto desire to further amend and restate their respective rights, duties and responsibilities with respect the Company by entering into this Second Amended and Restated Operating Agreement;

         NOW, THEREFORE, in consideration of the premises hereof, and of the mutual promises, obligations and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

         SECTION 1. DEFINITIONS.

         For purposes of this Agreement, each of the following terms shall have the meaning hereinafter provided:

                  "ACQUISITION FEE" means a fee payable by the Company to SALMI, or an Affiliate designated by SALMI, for the acquisition of each Facility purchased pursuant to Section 10.11 from any Entity other than the Managing Member or an Affiliate of the Managing Member, which fee shall equal 0.75% of the purchase price of such Facility, and which shall be payable at the time the Company purchases such Facility.

                  "ACT" has the meaning set forth in Section 2 hereof.

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                                                                               2

                  "ADJUSTED CAPITAL ACCOUNT DEFICIT" of any Member means, as of any particular date, the deficit balance, if any, in such Member's Capital Account as of such date, as determined in the manner provided in Section 7.5 hereof, adjusted as follows:

                           (i) Such Capital Account shall be increased to
                  reflect any amounts which such Member is obligated to restore to the Company under any provision of this Agreement or is deemed to be obligated to restore pursuant to Sections 1.704-2(g) and 1.704-2(i)(5) of the Regulations; and

                           (ii) Such Capital Account shall be reduced to reflect
                  any items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

                  "AFFILIATE" means, with respect to a specified Entity, any Entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Entity. For purposes of this definition, "control" shall mean, with respect to any Entity, the possession of the power to direct or cause the direction of the policies and management of such Entity, whether through ownership of voting securities, by contract or otherwise.

                  "AGREEMENT" means this Amended and Restated Operating Agreement and the schedules hereto, as the same may be amended and in effect from time to time.

                  "AL FUNDING" has the meaning specified in Section 7.1.

                  "ANCILLARY REVENUES" means revenues generated by the conduct of activities at the Facilities by Affiliates of the Company or SALMI or by third parties, other than the provision of assisted living services, room rentals, food service and care with activities of daily life. Such activities may include, but not be limited to, the sale of products and providing financial advice and services.

                  "APPROVE," "APPROVED" or "APPROVAL" means, as to the subject matter thereof and as the context may require or permit, an express approval contained in a written statement signed by an approving Entity or any Authorized Representative thereof.

                  "AUTHORIZED REPRESENTATIVE" shall mean, with respect to the Managing Member and with respect to the Investor Member, the persons set forth on Schedule 7 hereto, any one of which shall have the authority to bind the Member it represents. Any Member may change its Authorized Representative or appoint additional Authorized Representatives by giving written notice thereof to the other Members.

                  "BANKRUPTCY" of any Entity means: (i) a general assignment by the Entity for the benefit of creditors; (ii) the appointment of a receiver, trustee or custodian for all or any substantial part of the Entity's property and assets; (iii) the entry of any "order for relief" against the Entity in, or the commencement by the Entity of, any voluntary proceeding under present or future federal bankruptcy laws or under any other bankruptcy, insolvency or other laws respecting debtor's rights; or (iv) the entry against the Entity of any "order for relief" or any other judgment or decree by any court of competent jurisdiction in any involuntary proceeding against the Entity under present or future federal bankruptcy laws or under any other bankruptcy, insolvency or other laws respecting debtor's rights, or the commencement of any such involuntary proceeding against the Entity and the continuation of such proceeding without dismissal or stay for a period of ninety (90) days after such commencement.

                  "BONA FIDE DISPUTE" means a dispute among the Members relating to a Major Decision regarding the operation of the Portfolio or any Facility; provided, however, that such dispute shall not constitute a Bona Fide Dispute for purposes of Section 20.1(i) hereof unless one Member has provided the other Member with written notice stating that it believes the dispute to be a Bona Fide Dispute, and the Members are unable to resolve such dispute within ten (10) Business Days; provided, further, that only a dispute pursuant to subsections 10.4 (a), (d),
         (e), (h), (n), (o), (p), (r) and (s) shall constitute a Bona Fide Dispute for purposes of Section 20.1(i).

                  "BUSINESS DAY" means any day other than a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

                  "BUYING MEMBER" has the meaning set forth in Section 20.4 hereof.

                  "BUY-SELL CLOSING DATE" has the meaning set forth in Section
         20.6 hereof.

                  "BUY-SELL OFFER" has the meaning set forth in Section 20.1 hereof.

                  "BUY-SELL PRICE" has the meaning set forth in Section 20.4 hereof.

                  "BUY-SELL VALUE" has the meaning set forth in Section 20.1 hereof.

                  "CAP AMOUNT" means $3,100,000 ($1,100,000 for Capital Contributions under Section 7.5(a) and $2,000,000 for Capital Contributions under Section 7.5(b)(i)).

                  "CAPITAL ACCOUNT" means, with respect to each Member, the account established and maintained for such Member pursuant to Section
         7.6 hereof.

                  "CAPITAL CONTRIBUTION" means a capital contribution made by a Member in accordance with Section 7 hereof. Any Capital Contribution of property other than cash shall be valued at the Gross Asset Value of such property, as reduced by the amount of liabilities assumed by the Company with respect to such property.

                  "CENTRAL ACCOUNT" has the meaning specified in Section 7.5(b)(i).

                  "CLOSING DATE" means the First Closing Date or the Second Closing Date, as applicable.

                  "CODE" means the Internal Revenue Code of 1986, as amended from time to time. All references herein to specific sections of the Code shall be deemed to refer also to any corresponding provisions of succeeding law.

                  "COMPANY" means the limited liability company continued by the Members pursuant to this Agreement.

                  "CONSUMABLES" means food, beverages, medical supplies, soaps, shampoos or any other similar consumable product.

                  "CONTRIBUTION ACCOUNT" means an account to be maintained with respect to each Member equal, as of any relevant date, to the amount of each Member's First Capital Contribution, its Second Capital Contribution, its Third Capital Contribution, any Mandatory Additional Contributions and Voluntary Additional Contributions, as set forth in Sections 7.1, 7.2, 7.3, 7.4 and 7.5 hereof, and any deemed Capital Contribution, as set forth in Section 7.9, in excess of the aggregate amount of distributions made to such Member prior to such relevant date pursuant to subsection 9.1(b)(i) hereof.

                  "CONVERSION DATE" has the meaning set forth in Section 18.1 hereof.

                  "CPI" means the Seasonally Adjusted National Consumer Price Index for All Items, All Urban Consumers, as published by the Bureau of Labor Statistics of the U.S. Department of Labor.

                  "DEFAULT PURCHASE PRICE" has the meaning set forth in Section
         20.5 hereof.

                  "DEFAULTING BUYER" has the meaning set forth in Section 20.5 hereof.

                  "DEFAULTING EVENT" means (i) the failure of a Member to make its First Capital Contribution, its Second Capital Contribution or its Third Capital Contribution as set forth in Section 7 hereof; (ii) a Member's withdrawal or retirement from the Company in breach of the covenant contained in Section 17 hereof, (iii) the disposition (whether voluntary or by operation of law) by a Member of all or any part of such Member's interest in the Company (or such Member's right to receive distributions of Company property or assets) in breach of the covenant contained in Section 16.1 hereof, (iv) with respect to any Member which is a corporation, partnership or trust, the liquidation or dissolution of such Entity, except in connection with a reorganization, merger, consolidation or business combination in which there is a surviving Entity, subject to the Investor Member's rights set forth in
         Section 16.3 hereof, or (v) any Uncured Major Default of such Member. In the case of the Managing Member, in addition to any of the events described in the preceding clauses (i) through (v), the Managing Member shall have suffered a Defaulting Event in the event of a breach by the Managing Member of the covenant contained in Section 16.3 hereof. In the case of the Investor Member, in addition to any of the events described in the preceding clauses (i) through (v), the Investor Member shall have suffered a Defaulting Event in the event of a breach by the Investor Member of the covenant contained in Section 16.2 hereof.

                  "DEFAULTING MEMBER" means a Member who commits or suffers a Defaulting Event.

                  "DELINQUENCY ADVANCE" has the meaning set forth in Section 7.5 hereof.

                  "DEPRECIATION" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

                  "DESIGNATED FACILITIES" has the meaning set forth in Section 22.3(a) hereof.

                  "DISABLED MEMBER" means a Member who suffers a Disabling
         Event.

                  "DISABLING EVENT" with respect to a Member means the Bankruptcy of such Member, the liquidation or dissolution of any such Member which is a corporation, partnership, or trust (other than in connection with a reorganization, merger, consolidation or business combination in which there is a surviving Entity), or the death or any other legal incapacitation of any such Member who is a natural person.

                  "DISCOUNTED OFFER" has the meaning set forth in Section 22.1(b) hereof.

                  "DISPOSITION FEE" means a fee payable to SALMI, or an Affiliate designated by SALMI, in connection with a sale or disposition of the Facilities in the Portfolio in an amount equal to one percent (1%) of the gross sale price or prices of such Facilities reflected in the applicable sale contract or contracts entered into by the applicable Facility Owner (inclusive of any indebtedness if such Facility Owner does not prepay such indebtedness prior to the sale or disposition); provided that the Disposition Fee shall be reduced by any disposition or marketing fee payable to any third party selected by the Managing Member to market one or more of such Facilities if the Managing Member is permitted hereunder to select such third party to market the Facility.

                  "18% RETURN AMOUNT" means an amount computed like compounding interest at a rate of 18% per annum on the balance standing from time to time in the Investor Member's Contribution Account. The 18% Return Amount shall be computed using the same compounding, accrual period and other assumptions that are used in computing the Investor Member's Internal Rate of Return, taking into account the proviso in Section 9.1(b)(iii), if applicable.

                  "ENTITY" means any person, corporation, partnership (general or limited), limited liability company, joint venture, association, joint stock company, trust or other business entity or organization.

                  "EPA" means the U.S. Environmental Protection Agency.

                  "EXCHANGE ACT" has the meaning assigned to it in Section 16.6.

                 "EXTRAORDINARY EVENT" means any sale, cancellation, release or termination of any Lease Transaction, or any exchange, financing, condemnation, conversion, damage or destruction of, or relating to, all or any portion of the Portfolio (other than of any such events relating to the Company's tangible property and fixtures that, individually, involves property having a book value to the Company as shown on the Company financial statements of less than $250,000).

                  "EXTRAORDINARY PROCEEDS" means all cash proceeds (including, without limitation, the amount of any rent credits provided under any Lease Transaction as a result of the receipt by the lessor thereunder of title insurance or condemnation proceeds, insurance proceeds, recoveries, damages and awards, but excluding insurance proceeds for rental loss) realized by the Company from any Extraordinary Event, decreased by the sum of (i) the amount of such proceeds applied by the Company to pay debts and liabilities encumbering the relevant Facility, including, without limitation, the amount of any release prices paid by the Company to the Facility Owner under the Lease Transaction in connection with a sale of any Facility or the release of any Facility from the Lease Transaction; (ii) the amount of such proceeds used by the Company for restoration and repair (including any developer's or similar fees) in the event of damage or destruction to or partial condemnation of any Facility; (iii) any incidental or ancillary expenses, costs, or liabilities incurred by the Company in effecting or obtaining any such Extraordinary Proceeds (including, without limitation, attorneys' and accountants' fees, court costs, recording fees, transfer taxes and fees, appraisal costs, brokerage fees, and the like), all of which expenses, costs, and liabilities shall be paid from the gross amount of such cash proceeds to the extent thereof; (iv) the amount thereof applied to fund any deficit in Company reserves Approved by the Members; and (v) the payment of such other Company debts and liabilities as the Members shall unanimously Approve.

                  "FACILITY" means each assisted living facility (including the fee or leasehold interest in the real property and related improvements thereon) included in the Portfolio. The name by which each Facility is known and referred to herein is specified in Schedule 1 hereto.

                  "FACILITY BUYING MEMBER" has the meaning set forth in Section
         21.4 hereto.

                  "FACILITY BUY-SELL CLOSING DATE" has the meaning set forth in
         Section 21.5 hereto.

                  "FACILITY BUY-SELL OFFER" has the meaning set forth in Section
         21.1 hereto.

                  "FACILITY BUY-SELL PRICE" has the meaning set forth in Section
         21.4 hereto.

                  "FACILITY BUY-SELL VALUE" has the meaning set forth in Section
         21.1 hereto.

                  "FACILITY DEFAULT PURCHASE PRICE" has the meaning set forth in
         Section 21.5 hereto.

                  "FACILITY DEFAULTING BUYER" has the meaning set forth in
         Section 21.5 hereto.

                  "FACILITY OFFER TO SELL" has the meaning set forth in Section
         21.1 hereto.

                  "FACILITY OFFER TO PURCHASE" has the meaning set forth in
         Section 21.1 hereto.

                  "FACILITY OWNER" means an Entity holding title to, or a ground lessee interest in, a Facility.

                  "FACILITY SELLING MEMBER" has the meaning set forth in Section
         21.5 hereto.

                  "FACILITY SUBSTITUTED BUYER" has the meaning set forth in
         Section 21.5 hereto.

                  "FAILING MEMBER" has the meaning set forth in Section 7.5 hereof.

                  "FEDERAL ACT" has the meaning set forth in Section 11.2 hereof.

                  "FF&E" means furniture, fixtures, furnishings, soft goods, computer equipment, hardware, and wiring, case goods, vehicles and equipment located in or at the Facilities or used exclusively in connection with the operation of the Facilities, but shall not include Consumables, Household Replacements or Software.

                  "FIRST CLOSING DATE" means September 30, 2002.

                  "FISCAL YEAR" means the fiscal year of the Company, which shall be the calendar year. The first Fiscal Year shall commence on the date hereof, and each subsequent Fiscal Year shall commence on the date immediately following the last day of the immediately preceding Fiscal Year. Each Fiscal Year shall end on the earliest to occur after the commencement of such Fiscal Year of (i) December 31, (ii) the day immediately preceding the date on which a distribution is made to the Members under Section 23.2 hereof, (iii) the day immediately preceding the date of the "liquidation" of a Member's interest in the Company (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), or (iv) the date on which the Company is terminated under Section 23.4 hereof.

                  "FMV" has the meaning set forth in Section 22.1 hereof.

                  "GAAP" means the generally accepted accounting principles in the United States of America, as promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors from time to time.

                  "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (b) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined and Approved by all of the Members (the Gross Asset Value of each Facility that is expected to become a part of the Portfolio is set forth on Schedule 1 and is subject to adjustment as provided herein and in the Transaction Agreement);

                  (c) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimus capital contribution; (ii) the distribution by the Company to a Member of more than a de minimus amount of property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                  (d) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

                  (e) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 8.4(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profit and Net Loss.

                  "GROSS FACILITY REVENUE" means all revenue (other than Ancillary Revenues) derived from a Facility, determined in accordance with GAAP, including, but not limited to, income (from both cash and credit transactions, net of any fee therefore) from community fees, monthly occupancy fees, health care fees and any and all other fees and payments whatsoever received from Residents; income from food and beverage and catering sales other than from sales of Restricted Foods; and income from laundry, maid service, parking, phone systems, internet, cable, utility reimbursements and vending machines; all determined in accordance with GAAP; provided, however, that Gross Facility Revenue shall not include (i) gratuities to employees at the Facilities; (ii) federal, state or municipal excise, sales or use taxes or similar taxes imposed at the point of sale and collected directly from the Residents or guests of the Facilities or included as part of the sales price of any goods or services; (iii) returns received from investment in Shari'ah compliant accounts; (iv) proceeds of any financing or refinancing of any Facility or any portion thereof; (v) proceeds of any insurance policy or condemnation or other taking; (vi) any cash refunds, rebates or discounts to Residents or cash discounts and credits of a similar nature given, paid or returned in the course of obtaining Gross Facility Revenue or components thereof; (vii) proceeds from any sale of any Facility, from any other capital transaction or from any Extraordinary Event; (viii) Resident funds on deposit or security deposits until such time as the same are applied to current fees due for services rendered from the Facility; (ix) awards of damages, settlement proceeds and other payments received by the Company in respect of any litigation other than litigation to collect fees due for services rendered from the Facility; (x) payments under any policy of title insurance; (xi) Capital Contributions of the Members; and
         (xii) Working Capital. Any community fees or deposits that are refunded to a Resident shall be credited against Gross Facility Revenue during the month in which such refunds are made, if previously included in Gross Facility Revenue.

                  "HOUSEHOLD REPLACEMENTS" means supply items including linen, china, glassware, silver, uniforms, and similar items, but excluding Consumables.

                  "HUNTCLIFF CONTAMINATION" has the meaning specified in Section 10.8(d).

                  "HUNTCLIFF FACILITIES" has the meaning set forth in Section 9.2(a).

                  "INTERNAL RATE OF RETURN" or "IRR" means for each Member the annual discount rate, compounded monthly, that results in a net present value equal to zero (0) when the discount rate is applied to all amounts contributed or deemed contributed by each of the Members to the capital of the Company pursuant to Sections 7.1, 7.2, 7.3, 7.4, 7.5 or
         7.9 hereof and all distributions made by the Company to such Member pursuant to Section 9.1 hereof. "Internal Rate of Return" or "IRR" means with respect to the Company's investment in the Portfolio the annual discount rate, compounded monthly, that results in a net present value equal to zero (0) when the discount rate is applied to all amounts invested by the Company in the Portfolio and all cash receipts of the Company with respect to the Portfolio. The Internal Rate of Return shall be calculated as shown on Schedule 6 hereto.

                  "INVESTMENT YIELD" has the meaning set forth in Section 10.11.

                  "INVESTOR MEMBER" means US Assisted Living Facilities II, Inc., a Delaware corporation, and its permitted successors and assigns.

                  "INVESTOR MEMBER CONTRIBUTION AMOUNT" means, for each Facility, an amount equal to the Investor Member's Percentage Interest of the amount by which the Gross Asset Value for such Facility exceeds the amount of Lease Financing provided for such Facility, as such amount may be adjusted for such Facility under Section 2.5 of the Transaction Agreement.

                  "INVESTOR MEMBER'S FIRST CAPITAL CONTRIBUTION" means the Investor Member's initial Capital Contribution to the Company, which has been contributed to the Company pursuant to Section 7.1 hereof, in an amount equal to the aggregate amount of Investor Member Contribution Amounts for each of the Facilities that became part of the Portfolio on the First Closing Date.

                  "INVESTOR MEMBER'S MARKETING RIGHT" has the meaning set forth in Section 22.1(a) hereof.

                  "INVESTOR MEMBER'S SECOND CAPITAL CONTRIBUTION" means the Investor Member's second Capital Contribution to the Company which shall be contributed to the Company pursuant to Section 7.2 hereof, in an amount equal to the aggregate amount of Investor Member Contribution Amounts for each of the Facilities that becomes part of the Portfolio on the Second Closing Date.

                  "ISLAMIC OPERATING GUIDELINES" means the principles and operational guidelines set forth in Schedule 5 hereto.

                  "LEASE AGREEMENT" means each of the Master Lease Financing Facility Agreements entered into by a Facility Owner and either the Company or a wholly-owned subsidiary of the Company.

                  "LEASE FINANCING" means the lease financing provided in relation to a Facility pursuant to the Lease Transaction for such Facility.

                  "LEASE TRANSACTION" means the lease financing transactions between a Facility Owner and either the Company or a wholly-owned subsidiary of the Company, each of which transactions shall be governed and evidenced by, collectively, a Lease Agreement, a Call Option Letter, a Put Option Letter, a Supplemental Agreement and a Tax Matters Agreement, including any amendments or supplements thereto.

                  "LEGAL REQUIREMENTS" means any license, certificate, law, code, rule, ordinance, regulation or order of any federal, state or local governmental authority, court, department, commission, board or office, Board of Fire Underwriters or any body similar to any of the foregoing having jurisdiction over the Company, SALMI or the business or operation of the Facilities or the matters that are the subject of this Agreement, including, without limitation, any laws, ordinances, regulations, orders or rules concerning resident care, health care, building, zoning, use, environmental protection, Resident funds on deposit or security deposits, environmental protection and fire safety.

                  "LETTER OF INTENT" has the meaning set forth in Section 10.10 hereof.

                  "MAJOR DECISION" has the meaning set forth in Section 10.4 hereof.

                  "MANAGEMENT AGREEMENT" means the Management Agreement pertaining to each Facility between SALMI and either the Company or a wholly-owned subsidiary of the Company.

                  "MANAGEMENT FEE" means a monthly payment made by the Company to SALMI under each Management Agreement as consideration for SALMI's management of the relevant Facility.

                  "MANAGING MEMBER" means Sunrise Assisted Living Investments, Inc., and its permitted successors and assigns.

                  "MANAGING MEMBER CONTRIBUTION AMOUNT" means, for each Facility, an amount equal to the Managing Member's Percentage Interest of the amount by which the Gross

         Asset Value for such Facility exceeds the amount of Lease Financing provided for such Facility, as such amount may be adjusted for such Facility under Section 2.5 of the Transaction Agreement, which amount equals the net amount deemed to have been contributed by the Managing Member to the Company for such Facility.

                  "MANAGING MEMBER'S FIRST CAPITAL CONTRIBUTION" means the Managing Member's initial Capital Contribution to the Company, which is deemed to have been contributed to the Company pursuant to Section 7.1 hereof, in an amount equal to the aggregate amount of Managing Member Contribution Amounts for each of the Facilities that became part of the Portfolio on the First Closing Date.

                  "MANAGING MEMBER'S MARKETING RIGHT" has the meaning set forth in Section 22.3(a) hereof.

                  "MANAGING MEMBER'S SECOND CAPITAL CONTRIBUTION" means the Managing Member's second Capital Contribution to the Company, which shall be deemed to have been contributed to the Company pursuant to
         Section 7.2 hereof, in an amount equal to the aggregate amount of Managing Member Contribution Amounts for each of the Facilities that becomes part of the Portfolio on the Second Closing Date.

                  "MANDATORY ADDITIONAL CONTRIBUTIONS" has the meaning set forth in Section 7.5 hereof.

                  "MASTER OWNER/MANAGER AGREEMENT" means that certain Amended and Restated Master Owner/Manager Agreement, dated as of the date hereof, between the Company and SALMI.

                  "MEMBERS" means the Managing Member and the Investor Member, collectively, and any successor member admitted pursuant to Section 16 hereof.

                  "NET CASH FLOW" means, for any given period, any amounts released from Company reserves in accordance with the applicable Operating Budget or as otherwise Approved by all of the Members, together with all receipts from the conduct of the business of the Company for such period (specifically excluding any Extraordinary Proceeds) which are available for distribution by the Company following
         (i) the payment of all operating and capital expenses of the Company (including without limitation the Management Fee) for such period or any prior period if due and unpaid with respect to which no reserves have been established and which have not been paid out of Extraordinary Proceeds or cash proceeds realized by the Company from Capital Contributions of the Members, (ii) the payment of rent and all other payments required to be paid pursuant to the Lease Transaction during any such period, and (iii) the establishment or replenishment of reserves, if any, for taxes, debt service, maintenance, repairs and other expenses and other working capital requirements of the Company or for contingent and unforeseen liabilities of the Company.

                  "NET OPERATING INCOME" has the meaning set forth in Section
         10.11 hereof.

                                                                              12
                  "NET PROFIT" or "NET LOSS" means, for each Fiscal Year, the Company's taxable income or taxable loss for such Fiscal Year, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Regulations (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or taxable loss), but with the following adjustments:

                  (a) Any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company during such Fiscal Year shall be taken into account in computing such taxable income or taxable loss as if it were taxable income;

                  (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Fiscal Year, including any items treated under Section 1.704-1(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code, shall be taken into account in computing such taxable income or taxable loss as if they were deductible items;

                  (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (b) or (c) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

                  (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and

                  (f) Any items which are specially allocated pursuant to
         Section 8.4 or Section 8.5 hereof shall not be taken into account in computing Net Profit or Net Loss.

                  If the Company's taxable income or taxable loss for such Fiscal Year, as adjusted in the manner provided above in clauses (a) through (f) above, is a positive amount, such amount shall be the Company's Net Profit for such Fiscal Year; and if negative, such amount shall be the Company's Net Loss for such Fiscal Year.

                  "NON-CONTROLLABLE EXPENSES" means all costs and expenses of the Company incurred (whether incurred by the Company or by the Managing Member on behalf of the Company for which the Managing Member is entitled to reimbursement pursuant to this Agreement) in connection with the payment of (i) fees for utility services or insurance coverage for the Company or the Portfolio and other similar recurring expenses,
         (ii) real estate taxes with respect to the Portfolio, (iii) the Management Fee, (iv) personal property taxes, business and professional license taxes and similar taxes and fees for the Company or the Portfolio, and (v) rent under the Lease Agreements.

                  "NON-FAILING MEMBER" has the meaning set forth in Section 7.5 hereof.

                  "NON-U.S. LAWS" means any law, regulation or rule (including without limitation all securities laws and regulations) applicable in any jurisdiction outside of the United States that regulates or affects the sale of any direct or indirect interest in the Company and/or the Investor Member.

                  "OFFER TO PURCHASE" has the meaning set forth in Section 20.2 hereof.

                  "OFFER TO SELL" has the meaning set forth in Section 20.2 hereof.

                  "OFFERED FACILITIES" has the meaning set forth in Section 22.1(a) hereof.

                  "OFFEREE" has the meaning set forth in Section 20.1 hereof.

                  "OFFEROR" has the meaning set forth in Section 20.1 hereof.

                  "OPERATING BUDGET" has the meaning set forth in subsection
         10.3 hereof.

                  "PERCENTAGE INTERESTS" has the meaning set forth in Section 6 hereof.

                  "PERMITTED EXPENSES" means all costs and expenses of the Company incurred (whether incurred by the Company or by the Managing Member on behalf of the Company) in connection with the Company's affairs, and which are (i) Non-Controllable Expenses, (ii) line item expenditures in an Operating Budget, provided that the amount of a line item expenditure in the Operating Budget for a Fiscal Year may be exceeded by the greater of 10% of such amount or $10,000 and, provided, further, that the aggregate amount by which line item amounts in an Operating Budget are exceeded pursuant to this clause (ii) shall not exceed 5% of the total of all line item expenditures in such Operating Budget, or (iii) expenditures immediately required by law, or necessary without delay in order to protect the Portfolio, or made under other circumstances which the Managing Member reasonably believes to be an emergency, provided that notice of the making of such required, protective or emergency expenditures is given to all Members within five (5) Business Days of the making of such expenditures.

                  "PORTFOLIO" means those Facilities that are or become subject to a Lease Agreement. The Facilities that are expected to become part of the Portfolio are listed in Schedule 1 hereto.

                  "REGULATIONS" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time. All references herein to specific Sections of the Regulations shall be deemed to refer also to corresponding provisions of any succeeding regulations.

                  "REGULATORY ALLOCATIONS" has the meaning set forth in Section
         8.5 hereof.

                  "RENT SHORTFALL AMOUNT" has the meaning set forth in Section 9.1(d) hereof.

                  "RESIDENT" means an individual occupying a unit in a Facility.

                  "RESIDENT AGREEMENT" means an agreement between SALMI and a Resident for the occupancy of a unit in a Facility.

                  "RESTRICTED FOODS" means certain food products (including, but not limited to, pork and alcoholic beverages) that cannot be provided by the Company at the Facilities.

                  "SALMI" means Sunrise Assisted Living Management, Inc.

                  "SECOND CLOSING DATE" means the date of this Agreement.

                  "SELLING MEMBER" has the meaning set forth in Section 20.4 hereof.

                  "SENIOR FINANCING" means the financing provided to a Facility Owner and secured by a first priority mortgage or deed of trust on the Facility of such Facility Owner.

                  "SHORTFALL AMOUNT" has the meaning set forth in Section 9.2 hereof.

                  "SHORTFALL PAYMENT" has the meaning set forth in Section 9.2 hereof.

                  "SOFTWARE" means all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof) which are owned or leased by SALMI and used in connection with its management and operation of the Facilities.

                  "STATE ACT" has the meaning set forth in Section 11.2 hereof.

                  "SUBSTITUTED BUYER" has the meaning set forth in Section 20.5 hereof.

                  "SUNRISE" means Sunrise Assisted Living Investments, Inc.

                  "SUNRISE STANDARDS" means both the operational standards (including, but not limited to, staffing levels, compensation plans, Resident care and health care policies and procedures, and accounting and financial reporting policies and procedures) and the physical standards (including, but not limited to, amounts and quality of FF&E and frequency of FF&E replacements) that are from time to time then generally and consistently (but not necessarily absolutely or without exception) applied at or to assisted living communities (but not nursing homes or other acute care facilities) in the Sunrise System, which are of comparable type, size, age and market orientation as the relevant Facility or Facilities, all in accordance with Legal Requirements, provided, that the Sunrise Standards shall at all times be at a level consistent with those of a premier owner or manager of premier or first class assisted living/dementia care facilities.

                  "SUNRISE SYSTEM" means, at any time, the entire system or group of Sunrise assisted living communities then owned and/or operated or managed by SALMI (or one or more of its Affiliates) under the "Sunrise" name.

                  "TAXES" has the meaning set forth in Section 21.6 hereof.

                  "13% RETURN AMOUNT" means an amount computed like compounding interest at a rate of 13% per annum on the balance standing from time to time in the Investor Member's Contribution Account. The 13% Return shall be computed using the same compounding, accrual period and other assumptions that are used in computing the Investor Member's Internal Rate of Return, taking into account the proviso in Section 9.1(b)(ii), if applicable.

                  "THIRTY DAY PERIOD" has, for purposes of Section 20, the meaning set forth in Section 20.3 hereof, and for purposes of Section 21, the meaning set forth in Section 21.2.

                  "TITLE COMPANY" has the meaning set forth in Section 21.6.

                  "TRANSACTION AGREEMENT" means the Transaction Agreement, dated as of September 30, 2002, as amended from time to time, by and among the Company, Sunrise Assisted Living, Inc., a Delaware corporation, the Managing Member, the Investor Member and certain Affiliates of the Managing Member named therein.

                  "TRIGGERING TRANSFER" has the meaning set forth in Section
         16.3 hereof.

                  "UNCURED MAJOR DEFAULT" means the commission of an act of negligence, gross negligence, fraud or willful misconduct by a Member in the course of such Member carrying out its activities hereunder, following which written notice is provided by the other Member to the defaulting Member of such other Member's intention to exercise its remedies hereunder as a result of such default; and such default and the damages, if any, resulting from such default have not been cured within thirty (30) days after the provision of such written notice (or within such reasonably longer time period as the other Member may provide the defaulting Member if such default is not susceptible to cure within thirty (30) days).

                  "VOLUNTARY ADDITIONAL CONTRIBUTIONS" has the meaning set forth in Section 7.5 hereof.

                  "WORKING CAPITAL" means the working capital deposited by the Company with SALMI under the Management Agreements for use as set forth therein.

         SECTION 2. CONTINUATION OF COMPANY.

         The parties do hereby agree to and do hereby continue the Company under the Delaware Limited Liability Company Act (as amended from time to time and any successor statute thereto, the "ACT"). The managing member of the Company shall be the Managing Member and the non-managing member shall be the Investor Member.

         SECTION 3. NAME AND PRINCIPAL OFFICE.

         SECTION 3.1. NAME.

         The name of the Company is "SUNRISE SECOND ASSISTED LIVING HOLDINGS, LLC".

         SECTION 3.2. PRINCIPAL OFFICE AND PLACE OF BUSINESS; REGISTERED AGENT.

         The principal office of the Company shall be located at 7902 Westpark Drive, McLean, Virginia 22102. The initial registered agent of the Company for service of process shall be Corporation Trust Company, and the address of the registered agent shall be 1209 Orange Street, Wilmington, Delaware. The address of the registered office of the Company shall be the same as the address of the registered agent of the Company.

         SECTION 4. PURPOSE OF COMPANY.

         The purpose of the Company shall be to own, operate, hold, lease, manage, finance, acquire, sell, substitute and dispose of, or otherwise deal with or provide services with respect to, the Facilities. The Members acknowledge and agree that the goal of the Company is to maximize the Members' return on their investment. Except as otherwise provided herein, the Company shall not engage in any other activities and businesses unless Approved by all Members.

         SECTION 5. TERM.

         The term of the Company commenced on September 13, 2002 and shall continue until the Company is terminated, liquidated and dissolved pursuant to
Section 23 hereof.

         SECTION 6. PERCENTAGE INTERESTS.

         The percentage interests (the "PERCENTAGE INTERESTS") of each of the Members at all times (unless modified as provided in Section 7 hereof) shall be as follows:

                  MEMBER                    PERCENTAGE INTEREST

                  Managing Member                    20   %
                  Investor Member                    80   %

         SECTION 7. CAPITAL.

         SECTION 7.1. FIRST CLOSING.

         On the First Closing Date, the Investor Member made the Investor Member's First Capital Contribution to the capital of the Company for the Orchard Facility and the Fair Oaks Facility and the Managing Member transferred to AL Funding II, Inc. and/or a subsidiary thereof

(together, "AL FUNDING") the membership interests of the entities that hold title to such Facilities and is thereby deemed to have made the Managing Member's First Capital Contribution to the capital of the Company for both of such Facilities. The Managing Member also on the First Closing Date (i) arranged for each Facility Owner to enter into a Lease Transaction with the Company or a subsidiary of the Company for the Facility owned by such Facility Owner and (ii) arranged for the amount of Lease Financing provided by such Lease Transaction to be not less than the amount specified in Section 6.13 of the Transaction Agreement. The Investor Member confirms that the terms of the Lease Transaction and the terms of the Lease Financing for each such Facility is satisfactory to the Investor Member.

         SECTION 7.2. SECOND CLOSING.

         On or about December 20, 2002, or such other date as may be Approved by all of the Members (the "SECOND CLOSING DATE"), the Investor Member shall make the Investor Member's Second Capital Contribution to the Company for all Facilities listed on Schedule 1 hereto other than the Fair Oaks Facility and the Orchard Facility. Upon completion of the transfers, conveyances and other transactions contemplated by this Section, the Managing Member shall be deemed to have made the Managing Member's Second Capital Contribution to the Company. On the Second Closing Date, the Managing Member shall transfer to AL Funding the membership or partnership interests of the entities that hold title to the Facilities that are to become part of the Portfolio on such date. The Managing Member shall also on the Second Closing Date (i) arrange for each Facility Owner to enter into a Lease Transaction with the Company or a subsidiary of the Company for the Facility owned by such Facility Owner, and (ii) arrange for the amount of Lease Financing provided by such Lease Transaction to be not less than the amount specified in Section 6.13 of the Transaction Agreement. The terms of the Lease Transaction and the Lease Financing for each Facility shall be satisfactory to the Investor Member. The Members acknowledge and agree that, on or about the Second Closing Date, each of the Managing Member (or an Affiliate of the Managing Member) and the financial institution that is funding the Lease Financing may retain or be granted, as applicable, a de minimus ownership interest in each Facility Owner of a Facility that became part of the Portfolio on the First Closing Date or the Second Closing Date. The sole purpose of holding such de minimus ownership interest is to permit each of such Entities to participate in a decision of such Facility Owners to commence a bankruptcy proceeding.

         SECTION 7.3. [THIS SECTION INTENTIONALLY OMITTED.].

         SECTION 7.4. [THIS SECTION INTENTIONALLY OMITTED].

         SECTION 7.5. ADDITIONAL CAPITAL CONTRIBUTIONS AND OTHER CAPITAL
MATTERS.

               (a) Contributions Relating to the Huntcliff Facility.

                (i) On the Second Closing Date, the Company will enter into (A) a Deed of Lease with SALMI pursuant to which SALMI will sublease approximately 1,100 square feet at the Huntcliff IL Facility from the Company and (B) a Deed of Lease with Sunrise pursuant to which Sunrise will sublease units 103,105,225 and 552 at the Huntcliff IL

        Facility from the Company. The forms of both Deeds of Lease have been agreed upon by the Members pursuant to a First Amendment to the Transaction Agreement.

                (ii) The parties hereto acknowledge that, pursuant to Section 2.1(g) of the Transaction Agreement, Sunrise Huntcliff (as defined in the Transaction Agreement) has purchased two (2) of the nine (9) remaining condominium units (Units 428 and 554) at the Huntcliff IL Facility since the execution of the Transaction Agreement. Sunrise Huntcliff anticipates that it will purchase an additional two (2) units (Units 258 and 318) prior to the Second Closing Date.

                (iii) As reflected on Schedule 1, the Gross Asset Value for the Huntcliff IL Facility shall be increased to $38,616,947. This reflects an increase of $172,000 for the lease of the Sunrise regional office specified in paragraph (i) above and an increase of $1,148,583 for the four (4) additional condominium units specified in paragraph (ii) above. If Unit 258 is not purchased prior to the Second Closing Date, the new Gross Asset Value will be reduced by $290,774, and if Unit 318 is not purchased prior to the Second Closing Date, the new Gross Asset Value will be reduced by $251,568.

                (iv) The Company agrees to purchase all of the remaining condominium units in the Huntcliff IL Facility that have not been purchased by Sunrise Huntcliff on or prior to the Second Closing Date if, as and when such remaining units become available for purchase, at prices and on terms reasonably acceptable to both Members. The Members agree to make further Capital Contributions to the Company in proportion to their respective Percentage Interests in an amount reasonably determined by the Managing Member to be necessary to complete each such purchase. The Managing Member shall provide the Investor Member with thirty (30) days advance notice of the date on which such further Capital Contributions are required to be made. Following receipt of such notice, the Members shall make their respective Capital Contributions as and when requested in such notice.

                (b) Mandatory and Voluntary Additional Contributions.

                (i) Pursuant to the Management Agreement for each Facility, the Company has agreed to establish and maintain a reserve account for each Facility in which the Company shall collect and hold funds to cover the FF&E and capital improvement costs specified in Sections 10.02 and 10.03 of each such Management Agreement. The amounts held in the reserve accounts for the Facilities may be aggregated by the Company into a single account (the "CENTRAL ACCOUNT"), notwithstanding the provisions of the Management Agreements. The Transaction Agreement specifies for each Facility the method of determining whether an amount is to be paid by Sunrise to the Company for the initial funding of the reserve account for such Facility. In addition, the Members agree to fund the reserve account for each Facility with the amount of $550/unit times the number of units in such Facility. Commencing the calendar month after a Facility becomes part of the Portfolio and each calendar month thereafter, the Members agree that the Company will add to the reserve account for each Facility the amount of $45.83 per unit of such Facility up to an aggregate amount for all Facilities equal to $50,000 times the number of Facilities in the Portfolio, such amount to be derived from the Gross

        Facility Revenue of such Facility. The amount to be funded per unit of a Facility is subject to adjustment as set forth in the Management Agreement for such Facility. The Members agree that the aggregate of the amounts held in the Central Account are to be used by the Company and the Manager to pay the expenses incurred in maintaining the FF&E of the Facilities in good condition and repair in a manner consistent with the Sunrise Standards and to pay the cost of capital improvements of the Facilities, subject to the Management Agreement and the Approved Operating Budget for each Facility. If at any time after the First Closing Date, the aggregate FF&E and capital improvement costs in a Fiscal Year for all of the Facilities, as set forth in the Approved Operating Budgets for the Facilities, plus the aggregate FF&E and capital improvement costs incurred for all of the Facilities as a result of emergencies at the Facilities (as described in Section 10.4(a)), exceed or are reasonably expected to exceed the aggregate of the funds held in the Central Account, then the Managing Member may, in its sole discretion, call for the Members to make Capital Contributions to the Company in proportion to their respective Percentage Interests, in an aggregate cumulative amount not to exceed the Cap Amount ("MANDATORY ADDITIONAL CONTRIBUTIONS"). The Managing Member agrees that in calling for such Mandatory Additional Contributions, it shall take into consideration the amounts then held in the Central Account, the monthly deposits being made into the reserve accounts and the timing of the FF&E and capital improvement costs to be incurred at the Facilities during such Fiscal Year. The Managing Member shall provide the Investor Member with thirty (30) days advance notice of the date on which such Mandatory Additional Contributions are required to be made. Following receipt of such notice, the Managing Member and the Investor Member shall make their respective Mandatory Additional Contributions as and when requested in such notice. To assure the Company that the Investor Member will contribute its proportionate share of such Mandatory Additional Contributions, not later than thirty (30) days after the Approval of the Operating Budgets for the Facilities, the Investor Member will fund its proportionate share (based on its Percentage Interest) of the amount of the projected Mandatory Additional Contributions for such Fiscal Year, as reasonably determined by the Managing Member. Such funded amount will be held by the Company in a separate reserve account. If and when the Managing Member calls on the members to make Mandatory Additional Contributions pursuant hereto, the Managing Member shall draw on the funds in such reserve account in satisfaction of the Investor Member's proportionate share of such Mandatory Additional Contributions.


                (ii) If the Mandatory Additional Contributions made by the Members are determined by the Managing Member to be insufficient, then the Managing Member may propose, as a Major Decision, that the Members make further Capital Contributions ("VOLUNTARY ADDITIONAL CONTRIBUTIONS") to the Company in proportion to their respective Percentage Interests in an amount determined to be necessary by the Managing Member. If the Members agree, as a Major Decision, to make such Voluntary Additional Contributions, the Managing Member shall provide the Investor Member with thirty (30) days advance notice of the date on which such contributions are required to be made. Following receipt of such notice, the Managing Member and the Investor Member shall make their respective Voluntary Additional Contributions as and when requested in such notice.

                  (iii) If all of the Members do not agree to make Voluntary Additional Contributions requested by the Managing Member, then any Member may promptly thereafter make all (but not less than all) of the requested Voluntary Additional Contributions. The amount of the Voluntary Additional Contributions made by such Member shall be credited to the Capital Account of such Member for all purposes of this Agreement and treated as a Capital Contribution for all purposes of this Agreement, and the Members' Percentage Interests shall be recalculated by reference to their relative cumulative Capital Contributions.

                  (iv) If a Member fails to fund its proportionate share of any Capital Contribution that it is required to make under this Agreement as and when required, and the other Member shall have funded its proportionate share of such Capital Contribution, then such other Member shall have the rights specified in Section 7.5(d), in addition to any remedy provided in Section 18.

                  (c) Adjustment and Return of Capital Contributions.

         If the Gross Facility Revenue of a Facility during any of the four consecutive calendar quarters commencing with the calendar quarter in which the Closing Date for such Facility occurs is less than the Gross Facility Revenue amount specified in Schedule 8 hereto for such Facility for such calendar quarter, then the aggregate Capital Contributions made by the Members in relation to such Facility shall be reduced by the adjustment amount specified in
Schedule 8, and the Managing Member shall distribute to the Members their proportionate share of such reduction. Such distribution shall be made by the Managing Member within sixty (60) days after the fiscal quarter in which such Facility failed to generate the required Gross Facility Revenue, as specified in
Schedule 8. The amount of any such reduction shall be allocated against the value of such Facility as shown on Schedule 8 hereto. Such allocation shall be made promptly after the end of the fiscal quarter in which such shortfall occurred. Except as and to the extent provided in this Section 7.5, in Section 9 and in Section 23, no portion of a Member's Capital Contribution will be returned to such Member, no Member shall have the right to demand or receive the return of any portion of its Capital Contribution, and no Member shall have the right to receive the distribution of any property other than cash.

                  (d) Failure to Make Capital Contributions.

         If a Member (the "FAILING MEMBER") fails to contribute on a timely basis its full proportionate share of a Capital Contribution it is required to make under this Agreement, and if the other Member (the "NON-FAILING MEMBER") contributes on a timely basis its full proportionate share of such Capital Contribution, then the Non-Failing Member may provide written notice to the Failing Member of the Failing Member's default. If the Failing Member fails to contribute its full proportionate share of such Capital Contribution within ten
(10) days of such written notice, then the Non-Failing Member shall have the following rights and options, none of which shall be exclusive of the other or of any other right or remedy available to the Non-Failing Member hereunder or at law or equity:

                  (i) the Non-Failing Member may, but need not, require the Company to repay immediately to the Non-Failing Member all or any portion of the amount contributed by

         21 the Non-Failing Member that is disproportionately (based on the required percentage contribution) in excess of the amount (if any) the Failing Member contributed to the Company pursuant to the relevant notice, together with actual earnings thereon accruing to the benefit of the Company, if any, until such amount is repaid;

                  (ii) the Non-Failing Member may, but need not, make an additional Capital Contribution to the Company (a "DELINQUENCY ADVANCE") not in excess of the amount the Failing Member failed to contribute. If the Non-Failing Member makes such Delinquency Advance, the amount thereof shall be credited to the Capital Account of the Non-Failing Member for all purposes of this Agreement and treated as a Capital Contribution for all purposes of this Agreement, and the Members' Percentage Interests shall be recalculated by reference to their relative cumulative Capital Contributions; and

                  (iii) the Non-Failing Member may, but need not, make a Buy-Sell Offer under Section 20.

         SECTION 7.6. CAPITAL ACCOUNTS.

         A separate Capital Account shall be maintained for each Member in accordance with the following provisions:

                  (a) To each Member's Capital Account there shall be added (i) the amount of money and the initial Gross Asset Value of any property other than money contributed to the capital of the Company by such Member, (ii) such Member's distributive share of Net Profit and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 8.4 and Section 8.5, and (iii) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.

                  (b) From each Member's Capital Account there shall be subtracted (i) the amount of money and the Gross Asset Value of any property distributed by the Company to such Member, (ii) such Member's distributive share of Net Loss and any items in the nature of expense or loss that are specially allocated to such Member pursuant to Section
         8.4 and Section 8.5, and (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

                  (c) In the event all or a portion of an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                  (d) In determining the amount of any liability for purposes of
         (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

         SECTION 7.7. INTEREST OR EARNINGS ON RETURNED CAPITAL.

         Except as provided in Section 7.5(d)(i), no Member shall be entitled to any interest or earnings on such Member's Capital Account or on such Member's contributions to the capital of the Company.

         SECTION 7.8. NO THIRD PARTY RIGHTS.

         Neither this Section 7 nor any other provision of this Agreement shall be construed to create any rights or benefits in any Entity other than the Company and the Members, and their respective legal representatives, transferees, successors and assigns, subject to the limitations on transfer contained herein.

         SECTION 7.9. DEEMED CAPITAL CONTRIBUTIONS.

         Any reduction in the "ACQUISITION COST" to be paid under any Lease Agreement and any related agreement resulting from the utilization of funds of a Member shall be treated, as of the time of such reduction, as a Capital Contribution of cash to the Company by such Member that increases such Member's Capital Account and Contribution Account, and the Members' Percentage Interests shall be recalculated by reference to their relative Capital Contributions.

         SECTION 8. ALLOCATION OF PROFITS AND LOSSES.

         SECTION 8.1. NET PROFIT.

         After giving effect to the special allocations set forth in Sections
8.4 and 8.5 (but before making any special allocations of Disposition Gain or Disposition Loss under Section 8.3), Net Profit for each Fiscal Year shall be allocated to the Members in accordance with their respective Percentage Interests.

         SECTION 8.2. NET LOSS.

                  (a) After giving effect to the special allocations set forth in Sections 8.4 and 8.5 (but before making any special allocations of Disposition Gain or Disposition Loss under Section 8.3), Net Loss for each Fiscal Year shall be allocated to the Members in accordance with their respective Percentage Interests.

                  (b) If the amount of Net Loss for any Fiscal Year that otherwise would be allocated to a Member under Section 8.2(a) would cause or increase an Adjusted Capital Account Deficit of such Member as of the last day of such Fiscal Year (after all other allocations have been made pursuant to this Section 8), then such Member shall be allocated that amount of Net Loss which does not cause or increase such Adjusted Capital Account Deficit, and the remainder of such Net Loss that would have been allocated to such Member shall be allocated to the other Members.

         SECTION 8.3. DISPOSITION GAIN AND DISPOSITION LOSS.

                  (a) DISPOSITION GAIN. In the event that, in any Fiscal Year, the Company realizes, or is deemed to realize gain (determined by reference to Gross Asset Value immediately prior to the event triggering such gain) from an Extraordinary Event or from an adjustment to the Gross Asset Value of any assets of the Company, such gain ("DISPOSITION GAIN") shall be allocated (as of the end of such Fiscal Year, but after making all special allocations pursuant to Sections 8.4 and 8.5 and all allocations of Net Profit or Net Loss under Section 8.1 or 8.2 for such Fiscal Year) in the following order and priority:

                  (i) First, to the Members, in proportion to and to the extent of, the excess, if any, of (A) the sum of cumulative allocations of Net Loss to each Member pursuant to Section 8.2(a) for the current and all prior Fiscal Years and the cumulative allocations of Disposition Loss to each Member pursuant to Sections 8.3(b)(iv) and 8.3(b)(v) for the current and all prior Fiscal Years, over (B) the sum of the cumulative allocations of Net Profit to such Member pursuant to Section 8.1 for the current and all prior Fiscal Years and the cumulative allocations of Disposition Gain to such Member under this Section 8.3(a)(i) for the current and all prior Fiscal Years;

                  (ii) Second, to the Members in accordance with their Percentage Interests, until the sum of (A) the cumulative Disposition Gain allocated to the Investor Member under Section 8.3(a)(i) and this
         Section 8.3(a)(ii) for the current and all prior Fiscal Years, and (B) the cumulative Profits allocated to the Investor Member under Section
         8.1 for the current and all prior Fiscal Years (net of the cumulative Disposition Loss allocated to the Investor Member under Sections 8.3(b)(iii), 8.3(b)(iv) and 8.3(b)(v) and the cumulative Net Loss allocated to the Investor Member under Section 8.2(a) for the current and all prior Fiscal Years) is equal to the 13% Return Amount that has accrued on the Investor Member's Contribution Account from the date of its first Capital Contribution through the end of the current Fiscal Year;

                  (iii) Third, 30% to the Managing Member and 70% to the Investor Member, until the sum of (A) the cumulative Disposition Gain allocated to the Investor Member under Sections 8.3(a)(i) and 8.3(a)(ii) and this Section 8.3(a)(iii) for the current and all prior Fiscal Years, and (B) the cumulative Profits allocated to the Investor Member under Section 8.1 for the current and all prior Fiscal Years (net of the cumulative Disposition Loss allocated to the Investor Member under Sections 8.3(b)(ii), 8.3(b)(iii), 8.3(b)(iv) and 8.3(b)(v) and the cumulative Net Loss allocated to the Investor Member under
         Section 8.2(a) for the current and all prior Fiscal Years) is equal to the 18% Return Amount that has accrued on the Investor Member's Contribution Account from the date of its first Capital Contribution through the end of the current Fiscal Year; and

                  (iv) Thereafter, 35% to the Managing Member and 65% to the Investor Member.

                  (b) DISPOSITION LOSS. In the event that, in any Fiscal Year, the Company realizes, or is deemed to realize, loss (determined by reference to Gross Asset Value immediately prior to the event triggering such loss) from an Extraordinary Event or from an adjustment to the Gross Asset Value of any assets of the Company, such loss ("DISPOSITION LOSS") shall be allocated (as of the end of such Fiscal Year, but after making all special allocations pursuant to Sections 8.4 and 8.5 and all allocations of Net Profit or Net Loss under Section 8.1 or 8.2 for such Fiscal Year) in the following order and priority:

                  (i) First, to the Members, in proportion to and to the extent of the excess, if any, of (A) the cumulative amount of Disposition Gain allocated to each Member pursuant to Section 8.3(a)(iv) for the current and all prior Fiscal Years, over (B) the sum of (i) the cumulative distributions to such Member pursuant to Section 9.1(b)(iv) for the current and all prior Fiscal Years, and (ii) the cumulative allocations of Disposition Loss under this Section 8.3(b)(i) for the current and all prior Fiscal Years;

                  (ii) Second, to the Members, in proportion to and to the extent of the excess, if any, of (A) the cumulative amount of Disposition Gain allocated to each Member pursuant to Section 8.3(a)(iii) for the current and all prior Fiscal Years, over (B) the sum of (i) the cumulative distributions to such Member pursuant to
         Section 9.1(b)(iii) for the current and all prior Fiscal Years, and
         (ii) the cumulative allocations of Disposition Loss under this Section 8.3(b)(ii) for the current and all prior Fiscal Years;

                  (iii) Third, to the Members, in proportion to and to the extent of the excess, if any, of (A) the cumulative amount of Disposition Gain allocated to each Member pursuant to Section 8.3(a)(ii) for the current and all prior Fiscal Years, over (B) the sum of (i) the cumulative distributions to such Member pursuant to Section 9.1(b)(ii) for the current and all prior Fiscal Years, and (ii) the cumulative allocations of Disposition Loss under this Section 8.3(b)(iii) for the current and all prior Fiscal Years;

                  (iv) Fourth, to the Members, in proportion to and to the extent of the excess, if any, of (A) the cumulative allocations of Net Profit to each Member pursuant to Section 8.1 for the current and all prior Fiscal Years, over (B) the sum of (i) the cumulative distributions to such Member pursuant to Section 9.1(a) for the current and all prior Fiscal Years, (ii) the cumulative allocations of Net Loss to such Member pursuant to Section 8.2(a) for the current and all prior Fiscal Years, and (iii) the cumulative allocations of Disposition Loss under this Section 8.3(b)(iv) for the current and all prior Fiscal Years;

                  (v) Thereafter, to the Members in accordance with their respective Percentage Interests.

                  (vi) Notwithstanding the foregoing provisions, if any allocation of Disposition Gain or Disposition Loss pursuant to this
         Section 8.3 would result in the Members having Capital Account balances which are not equal to the amounts which would be distributed to the Members pursuant to Section 9.1 if the Company were to liquidate immediately following such allocation, then such Disposition Gain or Disposition Loss (as the case may be) shall be allocated in a manner that causes the Capital Account balances of the Members (taking into account any other allocations required to be made upon liquidation of the Company) to equal the amounts that would be so distributed to the Members pursuant to Section 9.1.

         SECTION 8.4. SPECIAL ALLOCATIONS.

         The following special allocations shall be made in the following order:

                  (a) MINIMUM GAIN CHARGEBACK. If there is a net decrease in "company minimum gain" (as that term is defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations) during any Company Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year in an amount equal to that Member's share of the net decrease in partnership minimum gain. Allocations pursuant to the previous sentence shall be made in accordance with Section 1.704-2(f)(6) of the Regulations. This subsection 8.4(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                  (b) MEMBER MINIMUM GAIN CHARGEBACK. If there is a net decrease in "partner nonrecourse debt minimum gain" (as that term is defined in Sections 1.704-2(i)(2) and (3) of the Regulations) during any Company Fiscal Year, each Member who has a share of that partner nonrecourse debt minimum gain as of the beginning of the Fiscal Year shall, to the extent required by Section 1.704-2(i)(4) of the Regulations, be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) equal to that Member's share of the net decrease in partner nonrecourse debt minimum gain. Allocations pursuant to the previous sentence shall be made in accordance with
         Section 1.704-2(i)(4) of the Regulations. This subsection 8.4(b) is intended to comply with the requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

                  (c) QUALIFIED INCOME OFFSET. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or
         1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this subsection 8.4(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 8 have been tentatively made as if this subsection 8.4(c) were not in the Agreement.

                  (d) GROSS INCOME ALLOCATION. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.4(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all allocations provided for in this Section 8 have been made as if Section 8.4(c) and this
         Section 8.4(d) were not in the Agreement.

                  (e) NONRECOURSE DEDUCTIONS. "Nonrecourse deductions" (as that term is defined in Sections 1.704-2(b)(1) and (c) of the Regulations) for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their respective Percentage Interests in the Company.

                  (f) MEMBER NONRECOURSE DEDUCTIONS. Any Member "nonrecourse deductions" (as that term is defined in Section 1.704-2(i) of the Regulations) for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the "partner nonrecourse debt" (as that term is defined in Section 1.704-2(b)(4) of the Regulations) to which such Member nonrecourse deductions are attributable, in accordance with Regulations
         Section 1.704-2(i)(1).

                  (g) SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations
         Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining capital accounts, the amount of such adjustment to capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Member in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

                  (h) DEDUCTION FOR CERTAIN PAYMENTS. The deductions attributable to the NOI Payment, as defined in Section 9.1(c), shall be allocated solely to the Managing Member. The Members intend that, for federal income tax purposes, the NOI Payment shall be treated as a "guaranteed payment" under Section 707(c) of the Code and not as a distribution.

                  (i) EARNINGS ON SECTION 7.5(d)(i) AMOUNTS. If and to the extent that any Member receives a payment under Section 7.5(d)(i) hereof of earnings accrued on such Member's contributions described in
         Section 7.5(d)(i), items of gross income in an amount equal to such earnings shall be specially allocated to the Member receiving such distribution.

         SECTION 8.5. CURATIVE ALLOCATIONS.

         The allocations set forth in subsections 8.2(b), 8.4(a), 8.4(b), 8.4(c), 8.4(d), 8.4(e), 8.4(f) and 8.4(g) hereof (the "REGULATORY ALLOCATIONS") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 8.5. Therefore, notwithstanding any other provision of this Section 8 (other than the Regulatory Allocations), the Managing Member, shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 8.1 and 8.2(a). Provided it acts in good faith in making a special allocation pursuant to this Section 8.5, the Managing Member shall not be liable to the Company or any Member in the event the Internal Revenue Service overturns any such allocation on audit. In exercising its discretion under this Section 8.5, the Managing Member shall take into account future Regulatory Allocations under subsections 8.4(a) and 8.4(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under subsections 8.4(e) and 8.4(f).

         SECTION 8.6. OTHER ALLOCATION RULES.

                  (a) For purposes of determining the Net Profit, Net Loss, or any other items allocable to any period, Net Profit, Net Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member with the consent of the Investor Member using any permissible method under Code Section 706 and the Regulations thereunder.

                  (b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Net Profit or Net Loss, as the case may be, for the Fiscal Year.

         SECTION 8.7. TAX ALLOCATIONS: CODE SECTION 704(c).

         In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. Such allocations shall be made using the "remedial allocation method," as such term is defined in Regulations Section 1.704-3(d).

         In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

         Allocations pursuant to this Section 8.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

         SECTION 9. DISTRIBUTIONS.

         SECTION 9.1. IN GENERAL.

                  (a) NET CASH FLOW. Except as provided in Sections 9.1(c) and 9.1(d), all Net Cash Flow for any Fiscal Year shall be distributed to the Members in accordance with their Percentage Interests.

                  (b) EXTRAORDINARY PROCEEDS. All Extraordinary Proceeds shall be distributed to the Members in the following manner and in the following order of priority:

                  (i) First, to the Members in proportion to, and to the extent of, the balances standing in their respective Contribution Accounts;

                  (ii) Second, to the Investor Member and to the Managing Member according to their Percentage Interests, until the Investor Member has received cumulative distributions pursuant to Section 9.1 sufficient to yield a thirteen percent (13%) IRR (determined in accordance with the definition of IRR as illustrated on Schedule 6 hereto); provided that if the Investor Member has suffered a reduction in its Percentage Interest as a result of being a Failing Member, the determination of whether the Investor Member has received a thirteen percent (13%) IRR shall be made on a pro forma basis assuming the Investor Member received the distribution of Extraordinary Proceeds it would have received had its Percentage Interest not been so reduced;

                  (iii) Third, 30% to the Managing Member and 70% to the Investor Member until the Investor Member has received cumulative distributions pursuant to Section 9.1 sufficient to yield an eighteen percent (18%) IRR to the Investor (determined in accordance with the definition of IRR as illustrated on Schedule 6 hereto); provided that if the Investor Member has suffered a reduction in its Percentage Interest as a result of being a Failing Member, the determination of whether the Investor Member has received an eighteen percent (18%) IRR shall be made on a pro forma basis assuming the Investor Member received the distribution of Extraordinary Proceeds it would have received had its Percentage Interest not been so reduced; and

                  (iv) Fourth, 35% to the Managing Member and 65% to the Investor Member.

                  (c) DISTRIBUTIONS WITH RESPECT TO PALOS PARK FACILITY, ARLINGTON FACILITY, EDINA FACILITY AND FAIR OAKS FACILITY. For each calendar month from and including the calendar month in which the Closing Date for each of the Palos Park Facility, the Arlington Facility, the Edina Facility and the Fair Oaks Facility, respectively, occurs through December 31, 2003, the Company shall determine the amount, if any, by which (i) the Net Operating Income for the Palos Park Facility for such month is less than $163,906 (the "PALOS PARK NOI SHORTFALL AMOUNT"), (ii) the Net Operating Income for the Arlington Facility for such month is less than $169,262 (the "ARLINGTON NOI SHORTFALL AMOUNT"), (iii) the Net Operating Income for the Edina Facility for such month is less than $154,711 (the "EDINA NOI SHORTFALL AMOUNT"), and (iv) the Net Operating Income for the Fair Oaks Facility for such month is less than $110,166 (the "FAIR OAKS NOI SHORTFALL AMOUNT", and collectively with the Palos Park NOI Shortfall Amount, the

         Edina NOI Shortfall Amount and the Arlington NOI Shortfall Amount, the "AGGREGATE NOI SHORTFALL AMOUNT."). For each such calendar month, the Company shall make a payment to the Investor Member, out of the Net Cash Flow for such calendar month that would otherwise be distributable to the Managing Member under Section 9.1(a) from any of the Facilities, an amount (the "NOI PAYMENT") equal to 80% of the Aggregate NOI Shortfall Amount; provided, however, (A) that in determining the Net Operating Income from the Palos Park Facility, the Arlington Facility, the Edina Facility and the Fair Oaks Facility for a calendar month for purposes of this Section 9.1(c), the Company shall gross up the Net Operating Income for each such Facility for such calendar month by the amount of any Resident payments due and payable, but not paid, at such Facility during such month, and (B) in no event shall a payment to the Investor Member out of the Net Cash Flow otherwise distributable to the Managing Member result in the Managing Member receiving less than one percent (1%) of such Net Cash Flow.

                  (d) DISTRIBUTIONS WITH RESPECT TO BATON ROUGE FACILITY. For each calendar month from and including the calendar month in which the Closing Date for the Baton Rouge Facility occurs through the last day of the calendar month in which the Mold and Moisture Conditions at such Facility are confirmed pursuant to Section 10.8(f) hereof as having been remediated, the Company shall make a payment to the Investor Member, out of the Net Cash Flow for such calendar month that would otherwise be distributable to the Managing Member under Section 9.1(a) from any of the Facilities, of an amount equal to the Investor Member's Percentage Interest of the Rent Shortfall Amount computed for such calendar month. The "RENT SHORTFALL AMOUNT" for a calendar month shall equal (i) the total number of days during such calendar month that any occupied unit at the Baton Rouge Facility is vacated to facilitate the remediation of the Mold and Moisture Conditions multiplied by (ii) the average daily rate of the Baton Route Facility during such month, multiplied by (iii) eighty percent (80%). The Executive Director of the Baton Rouge Facility shall track on a daily basis the occupied units that have been vacated to facilitate such remediation in order to determine the figure to be used in clause (i) above.

         The Managing Member shall make distributions of the Net Cash Flow of the Company within twenty (20) days of the end of each calendar month in the order set forth above and as available for such monthly distributions after retainage of such reserves as are provided for in the `then effective Operating Budget. At such time as the Company's Net Cash Flow is finally determined with respect to a Fiscal Year, the Company shall distribute to the Members their respective undistributed shares, if any, of the Company's Net Cash Flow for such Fiscal Year, and if monthly distributions to a Member exceed such Member's distributive share of such Net Cash Flow for such Fiscal Year, as finally determined, such Member shall immediately repay to the Company the amount of such excess; provided however, that nothing herein shall be construed as creating an obligation for the Investor Member to repay any of the NOI Payment it received during such Fiscal Year. The Managing Member shall distribute Extraordinary Proceeds to the Members within thirty (30) days after receipt thereof in the order and priority prescribed above.

         SECTION 9.2. SHORTFALL PAYMENT.

                  (a) For purposes of this Section 9.2, the Managing Member and the Investor Member agree that the Huntcliff IL Facility and the Huntcliff AL Facility shall be marketed and sold as one property and shall be deemed to constitute one property. The term "HUNTCLIFF FACILITIES" shall mean the Huntcliff IL Facility and the Huntcliff AL Facility, taken together.

                  (b) As a result of certain environmental conditions relating to the Huntcliff Facilities, as described in Section 10.8(d) hereof, the Members agree that, notwithstanding the provisions of Section 9.1 to the contrary, the Company shall not distribute any Extraordinary Proceeds arising from a sale or other disposition of the Huntcliff Facilities until after the Managing Member has received from the Investor Member the notice described below. At the time the Company disposes of its interest in the Huntcliff Facilities, the Investor Member shall compute the IRR of the Company for the Huntcliff Facilities. In making such computation, the Investor Member shall not take into consideration the Senior Financing affecting the Facilities, but shall make such calculation based upon the net cash flow generated by the Huntcliff Facilities and the Extraordinary Proceeds received by the Company from the sale of the Huntcliff Facilities, notwithstanding the amount of the distributions to the Members. If the IRR of the Company is less than an IRR of 12.24%, then the Investor Member shall compute the amount (the "SHORTFALL AMOUNT") which, if added to the proceeds received from the disposition of the Company's interest in the Huntcliff Facilities, would have resulted in an IRR of the Company equaling 12.24%, provided, that the Shortfall Amount shall be subject to a limit of $2,000,000. The Investor Member shall provide the Managing Member with written notice of the Shortfall Amount and the manner in which the Shortfall Amount was computed. Upon receipt of such notice, the Company shall, notwithstanding the provisions of Section 9.1(b), pay to the Investor Member, out of the amounts that would otherwise be distributed to the Managing Member under Section 9.1(b) at such time, an amount (the "SHORTFALL PAYMENT") equal to the Investor Member's proportionate share of the Shortfall Amount, such proportionate share to be based on the distribution percentages under
         Section 9.1(b) applicable at such time, and the amount otherwise distributable to the Managing Member under Section 9.1(b) shall be reduced by an amount equal to the Shortfall Payment. For Shari'ah purposes only, the Shortfall Payment will be deemed to be an adjustment to the Gross Asset Value of the Facility for which such payment is made. Notwithstanding the foregoing, the reallocation of Extraordinary Proceeds specified in this Section 9.2 shall not apply if at the time of sale or other disposition of the Huntcliff Facilities (i) (A) each of Huntcliff Facilities is not on the Hazardous Site Index maintained by the State of Georgia Environmental Protection Department or (B) either or both of the Huntcliff Facilities is on the Hazardous Site Index only because of environmental conditions other than the Huntcliff Contamination, (ii) the State of Georgia Environmental Protection Department has issued a final no-action letter or no further action letter for each of the Huntcliff Facilities in relation to the Huntcliff Contamination, (iii) neither the State of Georgia Environmental Protection Department nor any other governmental authority has commenced or threatened in writing to commence against Sunrise Huntcliff or the Huntcliff Facilities any investigation or proceeding relating to the Huntcliff Contamination, the placement of either Huntcliff

         Facility on, or the prior removal of either Huntcliff Facility from, the Hazardous Site Index in relation to the Huntcliff Contamination, or the revocation, modification or recission of any no action or no further action letter issued in relation to either Huntcliff Facility in relation to the Huntcliff Contamination, and (iv) there has not occurred any change in fact or law that could reasonably result in either Huntcliff Facility being placed on the Hazardous Site Index or in the revocation, modification or recission of any no action or no further action letter issued in relation to either Huntcliff Facility and in relation to the Huntcliff Contamination.

         SECTION 9.3. CONSENT TO DISTRIBUTIONS.

         Each of the Members does hereby consent to the distributions provided for herein.

         SECTION 9.4. TAX WITHHOLDING.

         If the Managing Member determines that the Code or Regulations require the Company to withhold with respect to any Member's distributive share of income or share of distributions, it shall do so. Such withheld amounts shall be from cash otherwise distributable to such Member, which shall be deemed to have been distributed hereunder to such Member. The Managing Member shall be authorized to take such other actions as shall be necessary or appropriate for the Managing Member to comply with its obligations under the Code and Regulations. In the event any such payment made by the Managing Member to the Internal Revenue Service exceeds the amount of cash otherwise then distributable to such Member, the amount of such payment equal to such excess shall constitute an advance by the Company to such Member for which such Member shall have personal liability, and such Member shall immediately repay such advance to the Company, together with interest thereon from the date when such payment is made to the date of repayment, at an annual rate equal to the interest rate which Citicorp or its successor designates as its "prime rate" from the date such payment was made.

         SECTION 10. MANAGEMENT OF COMPANY.

         SECTION 10.1. AUTHORITY OF MANAGING MEMBER.

         Subject to the limitations set forth herein, the Managing Member shall be responsible for the management of the Company's business and affairs and shall devote such time and effort to the Company as is appropriate in light of all facts and circumstances, provided, however, that all decisions and actions described in Section 10.3 and 10.4 shall require the Approval of the Investor Member. Except as provided in this Agreement, the Managing Member shall have all the rights and powers to manage the Company as are permitted under the Act, and it shall be the duty and responsibility of the Managing Member to manage and control the day-to-day affairs of the Company, including, without limitation, the following:

                  (a) Establish and maintain, or cause to be established and maintained, programs to promote the most effective and profitable utilization of the services provided by the Facilities;

                  (b) Provide, or cause to be provided, quality services to Residents at the Facilities in the manner required by the Resident Agreements for such Residents and consistent with the Sunrise Standards and the Operating Budget;

                  (c) Establish, or cause to be established, appropriate marketing programs for the Facilities and maintain a public image of excellence and first-class operation for the Facilities, all in accordance with the Sunrise Standards and the Operating Budget;

                  (d) Maintain, or cause to be maintained, well trained, adequately supervised, quality staff, in sufficient number, at the Facilities in a manner consistent with the Sunrise Standards and the Operating Budget;

                  (e) Operate the Facilities, or cause the Facilities to be operated, prudently, and in a manner consistent with the Sunrise Standards and the Operating Budget;

                  (f) Establish and maintain, or cause to be maintained, a sound financial accounting system for the Company and each Facility;

                  (g) Institute and maintain, or cause to be instituted and maintained, adequate internal fiscal controls for the Company and each Facility through proper budgeting, accounting procedures, and timely financial reporting in a manner consistent with the Operating Budget;

                  (h) Institute and maintain, or cause to be instituted and maintained, sound billing and collection procedures and methods for the Company and the Facilities;

                  (i) Maintain and increase gross revenues and cash flow at the Facilities;

                  (j) Conform the operations at the Facilities to, or cause the operations of the Facilities to be conformed to, and comply or cause compliance with, all applicable Legal Requirements, including without limitation, those pertaining to licensing, and take all steps necessary to ensure that all licenses and certificates necessary to operate the Facilities are maintained at all times, without interruption;

                  (k) Take such other steps as are necessary to provide high quality care to the Residents, consistent with the Sunrise Standards and the Operating Budget;

                  (l) Prepare or cause to be prepared for execution by the Company all forms, reports and returns, if any, required to be filed by the Company under applicable federal, state or local laws, including tax laws, provided that the Managing Member shall not be obligated to prepare any of the Company's federal, state or local income tax returns;

                  (m) Use all reasonable efforts to maintain the Facilities as a safe and secure environment, notify the Company of any security risks or issues related to any Facility that become known to the Managing Member, and attempt to rectify or remedy such risks or issues if funds are available for such purpose.

                (n) Subject to Section 10.3 with respect to the Operating Budget, Section 10.4 with respect to Major Decisions and any other provision hereof that requires the Approval of all Members, any action taken by the Managing Member on behalf of the Company shall constitute the act of, and serve to bind, the Company. In no event shall any Entity dealing with the Managing Member with respect to the conduct of the affairs of the Company be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any action of the Managing Member. The Managing Member may delegate certain of its responsibilities for management and control of the Facilities and affairs of the Company to any Entity as may be Approved by all of the Members and to no other Entity, provided, that such delegation shall not relieve the Managing Member of any of its obligations hereunder. The Members hereby Approve the Management Agreement for each Facility.

         SECTION 10.2. GRANT OF SPECIAL AUTHORITY.

         Notwithstanding any limitation on the authority of the Managing Member imposed by this Agreement, the Investor Member does hereby authorize and direct and hereby Approves in advance the following actions to be taken by the Managing Member, for and on behalf of the Company, subject in all cases to the Islamic Operating Guidelines:

                  (a) Subject to subsection 10.4(c), to authorize SALMI to enter into Resident Agreements with Residents at the Facilities.

                  (b) Subject to the Investor Member's right under Section 10.4 to Approve the form and substance of the documents governing and evidencing the Lease Transactions (and any amendments or modifications thereto), to perform and discharge all of the Company's duties and obligations with respect to the closing, consummation of, and performance under the Lease Transactions, including, without limitation, the execution and delivery of the Call Option Letters, the Put Option Letters, the Supplemental Agreements and the Tax Matters Agreements that comprise the Lease Transactions, and such other documents required by the Facility Owner to consummate the Lease Transactions.

                  (c) Subject to the Investor Member's rights of Approval under
         Section 10.4 hereof, to disburse the Capital Contributions of the Members to pay all of the reasonable costs and expenses incurred by the Company in closing and consummating the Lease Transactions, including, without limitation, legal fees, transfer taxes, intangibles taxes, appraisal fees, recording fees, survey costs, title insurance commitment fees and premiums, and title examination charges and abstract costs.

                  (d) Subject to any restrictions contained in the Lease Agreements, to acquire and enter into any contract of insurance that the Managing Member deems necessary or appropriate for the protection of the Company, for the conservation of its assets or for any purpose convenient or beneficial to the Company;

                  (e) To pay any and all Permitted Expenses;

                  (f) Subject to the terms and conditions of this Agreement, including without limitation Section 10.1, to employ, when and if required, such accountants, agents and attorneys as the Managing Member may from time to time determine to be necessary;

                  (g) Subject to the terms and conditions of this Agreement, including without limitation Section 10.1, to execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management, maintenance and ownership of the Facilities;

                  (h) Subject to any restrictions contained in the Lease Agreements and the applicable Operating Budget, to construct, alter, improve, repair, rehabilitate, raze, rebuild or replace any building or other improvement on all or any portion of any Facility; and

                  (i) Subject to the terms and conditions of this Agreement, including without limitation Section 10.1, to engage in any kind of activity and perform and carry out contracts of any kind necessary or incidental to or in connection with the accomplishment of the purposes of the Company as may be lawfully carried out or performed by a limited liability company under the laws of the State of Delaware and, to the extent applicable, the laws of each state in which the Company is registered or qualified to do business.

         SECTION 10.3. OPERATING BUDGET AND CERTAIN RESERVES.

         On or before each November 15, the Managing Member shall prepare or cause to be prepared and submit to the Investor Member a proposed annual operating budget for each Facility for the next following Fiscal Year. Each proposed operating budget shall include projections, in reasonable detail, of the Company's anticipated cash receipts from such Facility and required cash expenditures for such Facility together with an explanation of anticipated changes to Resident charges, payroll rates and positions, nonwage cost increases, and all other factors differing from the current fiscal year. Each proposed operating budget may also provide for Company financing in relation to such Facility on an Islamically-compliant basis and for the creation of, addition to, or reduction in, any reserves maintained by the Company. Each such proposed operating budget shall be considered by the Investor Member and, in consultation with the Managing Member and SALMI, the Manager will prepare or cause to be prepared the operating budget for each Facility for the ensuing Fiscal Year, with the final contents of such budget to be determined mutually by the Investor Member and the Managing Member. Any Approved operating budget, including any Approved modification of any such budget, is herein called an "OPERATING BUDGET." The Operating Budget shall be accompanied by a narrative description of management objectives and assumptions, together with the other components, of such Operating Budget. The Operating Budget for each Facility through December 31, 2002 is set forth on Schedule 3 attached hereto. All Operating Budgets shall reflect any reserves created thereunder or pursuant to this Agreement. The Managing Member may amend an Operating Budget only with the Approval of the Investor Member. Until final Approval of the proposed operating budget for a Facility has been given, the Managing Member shall be authorized to operate such Facility on the basis of the previous Approved Operating Budget for the last month of the preceding Fiscal Year, adjusted to reflect the then-current charges, to the extent known, and if not known, increased by the greater (i) of 103.5% or (ii) the increase in the CPI from the first day of the current Fiscal Year compared to the CPI on the first day of the previous Fiscal Year; provided, however, that the aggregate of the line items for FF&E and for capital improvements set forth in the previous Approved Operating Budget for such Facility shall be replaced with an amount equal to the aggregate of the amounts for such line items set forth in the previous Approved Operating Budgets for all Facilities divided by the number of Facilities in the Portfolio, which amount shall then be adjusted as provided in foregoing clauses
(i) or (ii). The Managing Member shall use its best efforts to operate each Facility or cause each Facility to be operated so that the Gross Facility Revenues and the expenses of such Facility during any applicable period of the Company's Fiscal Year shall be consistent with the Operating Budget, provided that the foregoing agreement of the Managing Member shall not limit the authority of the Managing Member under Sections 10.2(e) and 10.4(h). All expenses must be charged to the proper account on a basis consistent with the Operating Budget classifications. No expense may be reclassified except as needed to correct an inadvertent error. During the Fiscal Year, the Managing Member shall inform the Investor Member promptly of any major increases or decreases in costs, expenses or income that were not reflected in the Operating Budget.

         SECTION 10.4. LIMITATIONS ON AUTHORITY OF MANAGING MEMBER.

         Notwithstanding the other provisions of Section 10 hereof, the Managing Member shall not have the authority on behalf of the Company to take any action, make any decision, expend any sum or undertake or suffer any obligation if to do so would constitute a Major Decision without first obtaining the Approval of the Investor Member. As used herein, "MAJOR DECISION" means any decision proposed by the Managing Member that the Company (or in the case of (s) below, the Members) do or take any of the following actions:

                  (a) OPERATING BUDGET AMENDMENTS OR VARIATIONS. Amend or modify any Operating Budget or vary from the limitations set forth therein, except in the case of emergency repairs or other emergency actions with respect to any Facility (i.e., repairs which are necessary to reduce the threat of material injury to any Facility, to the Company, to any Residents or to any other persons or property, or are necessary to avoid the suspension of necessary services to any Facility);

                  (b) SALES. Except for entering into Resident Agreements with Residents at the Facilities pursuant to subsection 10.2(a), and except for the release of Facility in accordance with Section 10.10, sell, exchange or otherwise transfer all or any portion of a Facility or any interest therein or any other property of the Company; provided, however, that without any such Approval, the Managing Member may make incidental sales, exchanges, conveyances or transfers of Company tangible personality or fixtures in the ordinary course of business if such transactions, together with all other such transactions in such Fiscal Year, involve property having a value or sales price of less than $75,000 in the aggregate, and the Managing Member may grant, or request the Facility Owner to grant, utility and other similar easements to serve any Facility or any adjoining property as the Managing Member shall determine to be necessary or advisable;

                  (c) RESIDENT AGREEMENTS. Authorize SALMI to enter into any Resident Agreement with any Resident at any Facility except in accordance with the Approved

         Operating Budget for such Facility and any guidelines as to Resident Agreements set forth therein.

                  (d) ENCUMBRANCES. Except (i) for liens arising by operation of law and securing Company debts which are not then currently due or payable; (ii) for Approved financing, which shall be in compliance with the Islamic Operating Guidelines; (iii) in connection with the Lease Transactions; or (iv) for the grant of utility and other similar easements or licenses to serve a Facility or any adjoining property for the purpose of providing utilities, cable television, internet access or other necessary or desirable services to a Facility or adjoining property, subject all or any portion of a Facility to any mortgage, lien or other encumbrance or pledge any Company assets;

                  (e) FINANCINGS. Except in connection with the Lease Transactions, effect any financing (excluding trade debt, accounts payable or equipment leases incurred in the ordinary course of the Company's business and complying with the Islamic Operating Guidelines) or execute any promissory note, evidence of indebtedness, guaranty or the like not authorized and duly Approved in an Operating Budget, or the prepayment, modification or refinancing of any Company debt (including the Lease Transactions);

                  (f) LEGAL ACTIONS. Prosecute, waive, settle or compromise any claims or causes of action of the Company against any third party (or parties) (other than actions in the ordinary course to enforce Resident Agreements and other claims of less than $100,000 each), or agree on behalf of the Company to pay any claim or cause of action against the Company if the portion of such claim or cause of action not covered by insurance and to be paid by the Company exceeds $100,000;

                  (g) BUSINESS OF COMPANY. Except as otherwise provided herein, do any act which would make it impossible to carry on the ordinary business of the Company;

                  (h) CAPITAL EXPENDITURES. Except as permitted in an Operating Budget or in the case of an emergency as described in Section 10.4(a),
         (i) make any capital expenditures in excess of $15,000 for any Facility in any Fiscal Year, provided that the aggregate amount of such capital expenditures for all Facilities shall not exceed $50,000 in the aggregate in any Fiscal Year of the Company, or (ii) undertake an expansion or substantial renovation of any Facility;

                  (i) EMPLOYEES. Employ any people for the Company;

                  (j) REZONING OR SUBDIVISION. Initiate a re-zoning or subdivision of any Facility or convert any Facility to a condominium, cooperative or similar form of ownership;

                  (k) CONFESS JUDGMENTS. Confess a judgment against the Company;

                  (l) ASSIGNMENTS. Assign the rights of any Member in any Facility, other than for a Company purpose;

                  (m) ACTS IN CONTRAVENTION. Perform any act in contravention of this Agreement;

                  (n) NEW MEMBERS. Admit additional Members to the Company;

                  (o) MERGER. Merge the Company with any Entity;

                  (p) LEASE TRANSACTION DOCUMENTATION. Enter into or, thereafter, modify or amend, the definitive documentation with respect to the Lease Transactions;

                  (q) PROFESSIONAL SERVICES CONTRACTS. Except for the Management Agreement for each Facility or as permitted in an Operating Budget, enter into, or thereafter modify or amend, any contract or arrangement for routine and non-routine professional services to be rendered to the Company (including, without limitation, legal, accounting and consulting services) that is reasonably anticipated to obligate the Company to expend more than $30,000 in any Fiscal Year;

                  (r) TAX ELECTIONS. Make any election under the Code or Regulations, including without limitation any election under Section 301.7701-3 of the Regulations to classify the Company for federal income tax purposes as anything other than a partnership;

                  (s) VOLUNTARY ADDITIONAL CONTRIBUTIONS. Obligate the Members to make any Voluntary Additional Contributions pursuant to Section 7.4(a)(ii);

                  (t) AUDITORS. Replace the Company's auditors pursuant to
         Section 14.3; or

                  (u) AFFILIATE TRANSACTIONS. Cause the Company to enter into any contract or agreement with any Affiliate of the Managing Member or amend, modify, exercise any right or grant any consent or approval under any such contract or agreement. The Investor Member agrees that the Managing Member may cause the Company to enter into the Management Agreements and the Deeds of Lease referenced in Section 7.5(a)(i) hereof.

         With respect to all matters submitted to the Investor Member for Approval (including, without limitation, the decisions and actions described in this Section 10.4, but excluding Approval of proposed Operating Budgets pursuant to Section 10.3), the Investor Member agrees that it will respond within ten
(10) Business Days after a written request for such Approval (and fewer than ten
(10) Business Days if such written notice is with reference to an emergency as reasonably determined by the Managing Member, but in no event less than two (2) Business Days) and, to the extent the Investor Member disapproves of any such matter, the Investor Member's notice of disapproval shall set forth in reasonable detail the basis for such disapproval. The failure of the Investor Member to provide a timely response to a request for Approval or to provide in reasonable detail the basis for its disapproval shall not be deemed or construed to be an Approval by the Investor Member.

         SECTION 10.5. COMPENSATION FOR SERVICES; FEES TO MANAGING MEMBER.

         Except as expressly provided in this Agreement, no Member or any Affiliate thereof shall receive any compensation from the Company for services to the Company without having first obtained the Approval of all other Members, which may be given or withheld in each Member's sole discretion. The Company is authorized to pay to SALMI or an Affiliate designated by SALMI (other than the Managing Member) the Acquisition Fee and the Disposition Fee, and to pay to SALMI the Management Fee pursuant to the Management Agreement. Costs relating to the formation of the Company, including senior financing arrangement fees, transfer taxes, legal fees of counsel to the Members associated with preparing Company-related documentation and other expenses associated therewith (which do not include the costs of formation and maintenance of the Investor Member and its owners but which do include the costs associated with the Company's structuring of and entering into the Lease Transactions), shall be borne by the Managing Member and the Investor Member in accordance with their Percentage Interests. The Members shall otherwise pay their own expenses associated with the Company's formation.

         SECTION 10.6. INVESTOR MEMBER MANAGEMENT RIGHTS.

                  (a) The Investor Member, subject to its right of Approval expressly set forth in this Agreement and to its rights under Section 10.6(b) hereof, shall not participate in the management and control of the Company's business and shall not have any right or authority to act for or to bind the Company. The Investor Member hereby appoints the Managing Member as the manager of the Company, with sole and exclusive right to manage the Company's business and to act for and bind the Company, subject to its right of Approval expressly set forth in this Agreement and to its rights set forth in Section 10.6(b).

                  (b) The Members agree that the Investor Member shall, at no cost to the Company, provide oversight of the management of the Company to ensure compliance with the Islamic Operating Guidelines. The Members agree that the Investor Member is hereby irrevocably designated as the sole and exclusive agent of the Company for the limited purpose of acting on behalf of the Joint Venture under the Transaction Agreement, including having full power and authority to make all decisions to be made, and to take all actions to be taken, by the Company under the Transaction Agreement, and to enforce the Transaction Agreement on behalf of the Company in the Investor Member's own name or in the name of the Company.

                  (c) The Members agree that the Investor Member shall have the right to exercise the rights of the Company under any contract or agreement between the Company and any Affiliate of the Managing Member (including the Management Agreements, any such agreement relating to the Management Agreements, and the Deeds of Lease referenced in Section 7.5(a)(i) hereof), including all rights of termination.

         SECTION 10.7. LIABILITY OF MANAGING MEMBER.

         So long as the Managing Member in good faith reasonably believes that it is acting in the Company's best interest with respect to the conduct of the business and affairs of the Company, the Managing Member shall not be liable or accountable to the Company or to the Investor Member, in damages or otherwise, for any error of judgment, for any mistake of fact or of law, or for any other act or thing which it may do or refrain from doing in connection with the business and affairs of the Company, provided that the Managing Member shall be responsible for all costs, expenses, claims or damages arising from the Managing Member's willful misconduct, gross negligence or negligence. Nothing contained in this Section 10.7 shall be construed as excusing the Managing Member from making any contribution to the capital of the Company which is required to be made by the Managing Member, in its capacity as a Member, under any provision of this Agreement.

         SECTION 10.8. GENERAL INDEMNITIES, SPECIAL INDEMNITIES AND RELATED PROVISIONS.

                  (a) The Company does hereby agree to indemnify and to hold harmless the Managing Member and its Affiliates and the directors, trustees, officers, employees, members and owners of each of them (collectively, "COMPANY INDEMNIFIED PERSONS") from and against any loss, claim, cost, expense or damage suffered by the Company Indemnified Persons (excluding any liability of the Managing Member to make additional Capital Contributions to the Company as required under this Agreement) by reason of anything the Managing Member or its Affiliates may do or refrain from doing hereafter for and on behalf of the Company and in furtherance of its best interests to the extent within the Managing Member's authority hereunder and by reason of any amounts paid by the Managing Member or its Affiliates pursuant to any "non-recourse carve out" guaranty delivered in connection with any Facility; provided, however, that the Company shall not be required to indemnify any Company Indemnified Person to the extent any loss, expense or damage which any of them might suffer (including any such guaranty payment) results from any Company Indemnified Person's willful misconduct, gross negligence, negligence or bad faith. The Investor Member shall not be deemed to have incurred any liability with respect to the Company's indemnity obligations contained in this Section 10.8 beyond its interest in the Company.

                  (b) The Managing Member does hereby agree to indemnify and to hold harmless the Company, the Investor Member and the shareholders, directors, officers and employees of the Investor Member and its Affiliates (collectively, "MANAGING MEMBER INDEMNIFIED PERSONS") from and against any loss, claim, cost, expense or damage suffered by the Managing Member Indemnified Persons resulting from any and all claims and causes of action brought by any third party, including without limitation by past or present Residents or by persons employed at the Facilities, relating to any Facility and arising from any occurrence prior to the date on which such Facility became a part of the Portfolio.

                  (c) The Managing Member represents and warrants that all certificates, licenses, permits or approvals required by any governmental authority in connection with the ownership, use, occupancy, operation, management or maintenance of the Facility were valid and in full force and effect at all times prior to and on the date on which such Facility became part of the Portfolio. The Managing Member does hereby agree to indemnify and to hold harmless the Managing Member Indemnified Persons from and against any loss, claim, cost, expense or damage suffered by the Managing Member Indemnified Persons resulting from the foregoing representation and warranty being untrue, incomplete or incorrect.

                  (d) The Managing Member does hereby agree to pay directly, and to indemnify and hold harmless the Company and the Managing Member Indemnified Persons from and against, any loss, claim, cost, expense or damage suffered by the Company or any Managing Member Indemnified Person resulting from, relating to or in any manner arising from the groundwater contamination and related environmental conditions at either Huntcliff Facility, as described in (i) a certain Phase I Environmental Site Assessment, Sunrise of Huntcliff Summit I and II, dated November 8, 2001, prepared by LFR-Levine Fricke, and (ii) a certain Phase II Environmental Site Assessment, Sunrise of Huntcliff Summit I and II, dated January 3, 2002, prepared by LFR-Levine Fricke (such contamination and related environmental conditions being herein collectively referred to as the "HUNTCLIFF CONTAMINATION"). Such losses, claims, costs, expenses or damages include, without limitation,
         (A) the cost of investigating and assessing the Huntcliff Contamination, (B) any remediation or attempted remediation of the Huntcliff Contamination, regardless of the nature of such remediation or whether such remediation is legally required or voluntarily undertaken, (C) any direct or indirect remediation of any environmental condition affecting any property in the vicinity of either Huntcliff Facility that is undertaken in connection with a remediation of the Huntcliff Contamination, (D) the costs of capping and closing any drinking water wells in the vicinity of either Huntcliff Facility (including any and all (1) costs to connect the properties with the wells to municipal or county water supplies and (2) payments made to users or owners of such water wells), (E) the costs and expenses of environmental engineers and consultants (including environmental engineers and consultants retained by the Investor Member on behalf of the Managing Member Indemnified Persons after not less than five Business Days notice to Sunrise) relating to the Huntcliff Contamination, (F) the costs of any proceedings or other dealings with or involving the EPA or any environmental or health authorities of the State of Georgia or its political subdivisions relating to the Huntcliff Contamination, (G) any health, personal injury, real or personal property damage, natural resource damage or other similar claims relating to the Huntcliff Contamination that are made against the Company or any Managing Member Indemnified Person and (H) all reasonable legal fees and expenses reasonably incurred by any Managing Member Indemnified Person relating to the Huntcliff Contamination, including reasonable legal fees and expenses incurred in connection with the enforcement of this indemnity. The foregoing payment, indemnification and hold harmless obligations of the Managing Member are subject to an aggregate limit of $750,000 on out-of-pocket payments made by the Managing Member. Such payment, indemnification and hold harmless obligations of the Managing Member do not apply to any reduction in the market value of the Huntcliff Facilities as a result of such environmental conditions or otherwise; the Managing Member's obligations relating to any reduction in the market value of the Huntcliff Facilities are set forth in Section 9.2 hereof. The Managing Member agrees to fulfill its payment, indemnification and hold harmless obligations hereunder promptly upon demand by the Company or any Managing Member Indemnified Person. The obligations of the Managing Member under this
         Section 10.8(d) shall survive the expiration or termination of this Agreement and the withdrawal of the Investor Member from the Company.

                  (e) The Arlington Facility is currently affected by certain environmental conditions that are the result of historical activities on the property. These conditions and activities are identified in summary form in a Phase I Environmental Site Assessment, dated December 12, 2002, performed by Jaworski Geotech, Inc. These environmental conditions, and all other environmental conditions, either currently known or unknown, relating to prior activities on the property, are herein referred to as the "ARLINGTON CONTAMINATION". Sunrise represents that it is currently engaged in the diligent remediation of the Arlington Contamination. Sunrise agrees that, upon the addition of the Arlington Facility to the Portfolio, Sunrise will continue, at its sole cost and expense, with the diligent remediation of the Arlington Contamination. Such remediation will continue until the filing by the licensed site professional of a Response Action Outcome Statement documenting the achievement of a Permanent Solution to Oil and Hazardous Materials Releases at the Arlington Facility in relation to the Arlington Contamination, but will resume and will continue to be performed as herein provided if the Massachusetts Department of Environmental Protection declines or fails to issue, or later rescinds, a Permanent Remedial Action Order relating to the Arlington Contamination in response to the licensed site professional's filing of the above-referenced Response Action Outcome Statement documenting the achievement of a Permanent Solution to Oil and Hazardous Materials Releases at the Arlington Facility. Without limiting the foregoing, Sunrise does hereby agree to indemnify and hold harmless the Company and the Managing Member Indemnified Persons from and against, any loss, claim, cost, expense or damage suffered by the Company or any Managing Member Indemnified Person resulting from, relating to or in any manner arising from the Arlington Contamination. Such losses, claims, costs, expenses or damages include, without limitation, (A) the cost of investigating and assessing the Arlington Contamination (B) any remediation or attempted remediation of the Arlington Contamination, regardless of whether such remediation is legally required or voluntarily undertaken, (C) any direct or indirect remediation of any environmental condition affecting any property in the vicinity of the Arlington Facility that is undertaken in connection with a remediation of the Arlington Contamination, (D) the costs and expenses of environmental engineers and consultants (including environmental engineers and consultants retained by the Investor Member on behalf of the Managing Member Indemnified Persons after not less than five Business Days notice to Sunrise) relating to the Arlington Contamination, (E) the costs of any proceedings or other dealings with or involving the EPA or any environmental or health authorities of the State of Massachusetts or its political subdivisions relating to the Arlington Contamination, (F) any health, personal injury, real or personal property damage, natural resource damage or other similar claims made against the Company or any Managing Member Indemnified Person relating to the Arlington Contamination and (G) all reasonable legal fees and expenses reasonably incurred by any Managing Member Indemnified Person relating to the Arlington Contamination, including reasonable legal fees and expenses incurred in the enforcement of this indemnity. The foregoing payment, indemnification and hold harmless obligations of the Managing Member do not apply to any reduction in the market value of the Arlington Facility as a result of such environmental conditions or otherwise. The Managing Member agrees to fulfill its payment, indemnification and hold harmless obligations hereunder promptly upon demand by the Company or any Managing Member Indemnified Person. The obligations of the Managing Member under this Section 10.8(e) shall survive the expiration or termination of this Agreement and the withdrawal of the Investor Member from the Company.

                  (f) The Baton Rouge Facility has been and is currently affected by certain mold and moisture conditions and the underlying causes thereof, all of which are generally described in reports prepared for Sunrise, including without limitation, reports submitted by William M. Feaheny, Jr. dated August 21, 2002, August 26, 2002 and October 29, 2002 (collectively, the "MOLD AND MOISTURE CONDITIONS") and by certain structural conditions described in the Property Condition Report of Sunrise of Baton Rouge, dated October 31, 2002, prepared by EMG (including the Immediate Repairs Cost Estimate spreadsheet prepared by EMG in connection with such Report) (the "STRUCTURAL CONDITIONS"). Sunrise represents that it is currently engaged in the diligent remediation of the Mold and Moisture Conditions and the Structural Conditions. Sunrise agrees that, upon the addition of the Baton Rouge Facility to the Portfolio, Sunrise will continue, at its sole cost and expense, with the diligent remediation of the Mold and Moisture Conditions until (i) William M. Feaheny, Jr. or another reputable microbiologist retained by Sunrise confirms that the portions of the Baton Rouge Facility affected by the Mold and Moisture Conditions have been properly remediated and are now safe for occupancy by residents and (ii) EMG or a reputable environmental engineer selected by the Investor Member reviews the report of Mr. Feaheny or such other microbiologist and confirms, based on its review of such report and on such limited inspection of the Baton Rouge Facility as EMG or such environmental engineer may reasonably determine to be necessary, that the conclusions set forth in such report appear reasonable and accurate. Sunrise further agrees that, upon the addition of the Baton Rouge Facility to the Portfolio, Sunrise will continue, at its sole cost and expense, with the diligent remediation of the Structural Conditions until such Structural Conditions have been fully remediated to the reasonable satisfaction of the Investor Member. In the event the Investor Member determines the remediation of the Mold and Moisture Conditions or Structural Conditions is incomplete, the Investor Member shall notify Sunrise in writing detailing with reasonable specificity the actions Sunrise must take to complete such remediation. Upon Sunrise's taking of such actions, such remediation shall be deemed to be complete. Sunrise agrees to observe such operating guidelines and practices as may be recommended by William M. Feaheny, Jr. to minimize future mold and moisture conditions at the Baton Rouge Facility. Without limiting the foregoing, Sunrise does hereby agree to indemnify and hold harmless the Company and the Managing Member Indemnified Persons from and against, any loss, claim, cost, expense or damage suffered by the Company or any Managing Member Indemnified Person resulting from Mold and Moisture Conditions or the Structural Conditions. Such losses, claims, costs, expenses or damages include, without limitation, (A) the cost of investigating and assessing the Mold and Moisture Conditions, (B) any remediation or attempted remediation of the Mold and Moisture Conditions, regardless of whether such remediation is legally required or voluntarily undertaken, (C) the costs and expenses of environmental engineers and consultants (including environmental engineers and consultants reasonably retained by the Investor Member on behalf of the Managing Member Indemnified Persons after not less than five Business Days notice to the Managing Member) for investigation of or work on the Mold and Moisture Conditions, (D) the costs of any proceedings or other dealings with or involving the EPA or any environmental or health authorities of the State of Louisiana or its political subdivisions relating to the Mold or Moisture Conditions, (E) any health, personal injury, real or personal property damage or other similar claims made against the Company or any Managing Member Indemnified Person relating to the Mold and Moisture Conditions and (F) all reasonable legal fees and expenses reasonably incurred by any Managing Member Indemnified Person in connection with the Mold and Moisture Conditions, including reasonable legal fees and expenses incurred in the enforcement of this indemnity, provided, however, that after completion of the remediation of the Mold and Moisture Conditions and the Structured Conditions, as provided in this Section 10.8(f), the Sunrise indemnification obligations set forth in this Section 10.8(f) shall be limited to the losses, claims, costs, expenses and damages referenced in foregoing clauses (D), (E) and (F). Such payment, indemnification and hold harmless obligations of the Managing Member do not apply to any reduction in the market value of the Baton Rouge Facility as a result of such mold and moisture conditions or otherwise. The Managing Member agrees to fulfill its payment, indemnification and hold harmless obligations hereunder promptly upon demand by the Company or any Managing Member Indemnified Person. The obligations of the Managing Member under this Section 10.8(d) shall survive the expiration or termination of this Agreement and the withdrawal of the Investor Member from the Company.

         SECTION 10.9. OTHER ACTIVITIES OF MEMBERS; NON-COMPETE.

         Subject to Section 10.10 hereto, each Member, in such Member's individual capacity or otherwise, shall be free to engage in, to conduct or to participate in any business or activity whatsoever, without any accountability, liability or obligation to the Company or to any other Member, even if such business or activity competes with or is enhanced by the business of the Company. Notwithstanding the previous sentence, neither the Managing Member nor any of its Affiliates may invest in, operate, manage, develop, participate in or have an interest in any senior housing or assisted living facility located within the geographic areas (the "NON-COMPETE AREA") specified for each Facility on Schedule 9; provided that (i) the Managing Member or its Affiliates may invest in a facility located in the Non-Compete Area if such facility is part of a larger portfolio of facilities in which the Managing Member or its Affiliate is investing, and at least 75% of the fair market value of such portfolio of facilities is located outside of the Non-Compete Area; and (ii) the Managing Member or its Affiliates may manage a facility located in the Non-Compete Area if the Managing Member and its Affiliates collectively own, directly and indirectly, less than 20% of the ownership interests in such facility. If the Managing Member or its Affiliates are permitted under this Section 10.9 to invest in or manage a facility located in the Non-Compete Area, then the Managing Member or such Affiliate shall not use the name "Sunrise" in promoting, operating or managing such facility, provided, however, that the Managing Member or such Affiliate may state in promoting, operating or managing such facility that such facility is "managed by" a Sunrise affiliate. The Members have agreed to an exception to this non-compete provision relating to the New Orleans Facility, as set forth in the Master Owner/Manager Agreement.

         SECTION 10.10. RELEASE AND SALE OF FACILITIES.

                  (a) NOTICE OF INTENT. At any time after the date of this Agreement, the Managing Member may provide the Investor Member with written notice of its desire to exercise a Call Option (as defined in the Lease Agreements) and to concurrently sell one or more of the Facilities. Such notice shall include the Managing Member's best good faith estimate of the sale price to be obtained for such Facility and a calculation of the projected distribution of the Extraordinary Proceeds that would result from such release and sale.

                  (b) INVESTOR MEMBER APPROVAL/MARKETING. Within ten (10) days after receipt of such notice, the Investor Member shall notify the Managing Member whether or not it Approves the sale on the terms proposed by the Managing Member. The failure of the Investor Member to respond within this time period shall be deemed to be a disapproval by the Investor Member of the proposed sale and the Managing Member shall discontinue efforts to sell the Facility. If the Investor Member Approves the request, the Managing Member shall begin to market the Facility and may, subject to the Investor Member's Approval (including, without limitation, Approval by the Investor Member of the fees and commission to be paid and the form of brokerage or supplemental agency agreement), retain agents or brokers to market the Facility.

                  (c) Letter of Intent/Purchase and Sale Contract.

                  (i) LETTER OF INTENT. If a prospective buyer is located, the Managing Member shall negotiate a non-binding letter of intent (the "LETTER OF INTENT") to sell the Facility which contains the basic business terms for the sale. The Letter of Intent shall be submitted to the Investor Member, which shall have ten (10) days to grant or withhold its Approval. The failure of the Investor Member to respond within this time period shall be deemed to be a disapproval by the Investor Member of the Letter of Intent, and the Investor Member shall discontinue efforts to sell the Facility.

                  (ii) PURCHASE AND SALE. If the Investor Member Approves the Letter of Intent, the Managing Member shall negotiate a binding sales contract with the prospective buyer and shall have full authority to complete the sale on terms substantially similar to those contained in the Letter of Intent; provided, however, that any material change from the terms set forth in the Letter of Intent shall require the Approval of the Investor Member. Any such binding sales contract shall be subject to the final Approval of the Investor Member solely to ensure compliance with the Islamic Operating Guidelines, which shall be given or withheld within ten (10) days after submission by the Managing Member. If final Approval by the Investor Member is withheld pursuant to this 10.10(c)(ii), the Investor Member shall provide an explanation of why such contract does not comply with the Islamic Operating Guidelines and, if alternative means for such contract to comply with the Islamic Operating Guidelines are possible, shall provide the Managing Member, within the such ten (10) day period, with a description of the changes required to be made to the contract to have it comply with the Islamic Operating Guidelines.

                  (d) PAYMENT OF EXTRAORDINARY PROCEEDS. Unless such proceeds are reinvested under Section 10.11, the Managing Member shall distribute the Extraordinary Proceeds of any sale made under this
         Section 10.10 under Section 9.1(b) hereof.

         SECTION 10.11. ADDITIONAL ACQUISITIONS OF NEW FACILITIES.

                  (a) IDENTIFICATION AND PRESENTMENT OF NEW FACILITIES. The Managing Member may, but shall not be obligated to, seek to identify new assisted living facilities (which may, but need not, come from the Managing Member's portfolio) that satisfy the investment criteria set forth by the Company (and Approved by the Investor Member). If the Managing Member identifies a facility that it proposes to have the Company acquire, the Managing Member shall prepare and deliver to Investor Member an investment summary for such facility. Such summary will include an historical cash flow statement, a five-year projected cash flow statement, a five-year projected capital expenditure budget, and an Investment Yield calculation. For purposes of this Section, "INVESTMENT YIELD" means the 12-month budgeted Net Operating Income for a facility divided by the aggregate acquisition cost of such facility, including transaction costs, and "NET OPERATING INCOME" means the Gross Facility Revenue attributable to such facility, less all operating expenses of such facility, including the Management Fee. The Investor Member shall have thirty (30) days after receipt of the investment summary to grant or withhold its initial Approval of the proposed transaction pending a due diligence investigation. The failure of the Investor Member to respond within this time period shall be deemed to be a disapproval by the Investor Member of the proposed transaction, and the Managing Member shall discontinue efforts to acquire the facility for the Company.

                  (b) Transaction Procedure.

                  (i) NOTICES AND PURCHASE AND SALE. If and when the Managing Member receives the Approval of the Investor Member, it shall provide all notices required pursuant to the Lease Agreements and take all steps required under Section 10.11(d) to add the identified facility to the Portfolio. The Managing Member shall then negotiate a binding purchase and sale agreement. Any such binding sales agreement shall be subject to the Approval of the Investor Member in order to ensure compliance with the Islamic Operating Guidelines, which Approval shall be given or withheld within ten (10) days after submission by the Managing Member. If the purchase and sale agreement contains a due diligence "out" provision, the Managing Member shall not waive such provision without the Approval of the Investor Member.

                  (ii) DUE DILIGENCE. The Managing Member shall be responsible for coordinating all property due diligence (including retention of attorneys, accountants and other third party consultants), and shall provide the Investor Member with copies of all material reports obtained for the purpose of such acquisition including, but not limited to, financial, title, survey, physical/mechanical, environmental and demographic reports. The cost of performing such due diligence review shall be borne by the Company. Any due diligence investigation conducted by the Investor Member shall take place contemporaneously with that of the Managing Member, provided, however, that any issues arising out of the Investor Member's due diligence investigation shall promptly be reported to the Managing Member.

                  (iii) FINAL ACQUISITION. After execution of the binding purchase and sale agreement and the final Approval of the Investor Member described above, the Managing Member shall have full authority to complete the applicable acquisition on behalf of the Company.

                  (c) Additional Capital.

                  (i) DOWN PAYMENTS. The Managing Member may either (A) make a request for a Voluntary Additional Contribution under Section 7.4(a)(ii) hereof (which Voluntary Additional Contribution shall be deemed to have been Approved by all of the Members) or (B) with the prior Approval of the Investor Member, use undistributed Net Cash Flow to post required down payments. In the event the Managing Member shall request a Voluntary Additional Contribution, the Members shall contribute their Percentage Interests of such additional capital within ten (10) days of receipt of such request from the Managing Member; provided, however, that the Managing Member may make the full down payment required, which payment shall be subsequently reimbursed to the Managing Member upon the contribution by the Investor Member of its Percentage Interest of such Voluntary Additional Contribution.

                  (ii) CLOSING FUNDS. At least five (5) Business Days prior to the scheduled closing, the Members shall contribute their Percentage Interests of the required additional capital and/or authorize the Managing Member to use undistributed Extraordinary Proceeds to effect the acquisition.

                  (d) LEASE TRANSACTION. The Managing Member shall arrange for any facility acquired under this Section 10.11 to be made subject to a Lease Agreement and related documentation with AL Funding or an Affiliate thereof. The Managing Member shall satisfy and perform all conditions pursuant to such Lease Agreement and shall direct AL Funding or its Affiliate to satisfy all conditions of its debt financing.

                  (e) CLOSING. The Managing Member shall coordinate the closing of the new facility. The Managing Member will provide a set of all closing documents to the Investor Member within a reasonable time after the closing, and shall provide copies of any closing documents requested by the Investor Member as they become available to the Managing Member.

                  (f) ACQUISITION FEE. In the event a facility is acquired under this Section 10.11 from an Entity other than the Managing Member or an Affiliate of the Managing Member, then an Affiliate designated by SALMI (other than the Managing Member) shall be entitled to an Acquisition Fee equal to 0.75% of the purchase price of such facility, which fee shall be payable at the time of closing.

         SECTION 11. REPRESENTATIONS AND WARRANTIES OF THE MEMBERS.

         SECTION 11.1. INVESTMENT INTENT.

         Except as set forth in Section 16.2 herein, the Members do hereby represent and warrant to the Company and to each other that they have acquired their interest in the Company for investment solely for their own account with the intention of holding such interest for investment, without any intention of participating directly or indirectly in any distribution of any portion of such interest, and without the financial participation of any other person in acquiring such interest.

         SECTION 11.2. UNREGISTERED COMPANY INTERESTS.

         The Members do hereby acknowledge that they are aware that their interests in the Company have not been registered under the Securities Act of 1933, as amended (the "FEDERAL ACT"), or under any state securities laws (a "STATE ACT"). The Members further understand and acknowledge that their representations and warranties contained in this Section 11 are being relied upon by the Company as the basis for the exemption of the Members' interests in the Company from the registration requirements of the Federal Act and from the registration requirements under any applicable State Act. The Members further acknowledge that the Company will not, and has no obligation to, recognize any sale, transfer or assignment of all or any part of their respective interests in the Company to any person unless and until the provisions of Section 16 hereof have been fully satisfied.

         SECTION 11.3. NATURE OF INVESTMENT.

         The Members do hereby acknowledge that they are thoroughly familiar with the terms of this Agreement, and that they are familiar with the Company's plans to own, operate, hold, lease, manage, finance, acquire, sell, substitute and dispose of, or otherwise deal with or provide services with respect to the Facilities, and that they do not desire any further information or data relating to the Facilities, the Company or the Managing Member. Furthermore, the Members do hereby acknowledge that they understand that their interests in the Company are a speculative investment involving a high degree of risk of financial exposure and do hereby represent that they have a net worth sufficient to bear the economic risk of their investment in the Company and to justify their investing in a highly speculative venture of this type.

         SECTION 11.4. GENERAL REPRESENTATIONS AND WARRANTIES OF SUNRISE.

         Sunrise hereby represents and warrants to the Investor Member as follows, which representations and warranties shall be deemed to have been made and shall be true and correct as of the date of this Agreement:

                  (a) Sunrise is a corporation duly formed and validly existing under the laws of the Commonwealth of Virginia with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sunrise has all requisite power and authority to enter into this Agreement and the other agreements contemplated to be entered into by it in connection herewith and to carry out the transactions contemplated hereby and thereby.

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                                                                              48


                  (b) The execution and delivery of this Agreement and the other agreements to be entered into by it in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Sunrise. This Agreement and such other agreements have been executed and delivered by a duly authorized officer of Sunrise and constitute the valid and binding obligations of Sunrise, enforceable against Sunrise in accordance with the terms hereof and thereof, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditor's rights and to general principles of equity.

                  (c) The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Sunrise do not (i) violate any decree or judgment of any court or governmental authority which may be applicable to Sunrise; (ii) violate any law (or regulation promulgated under any law); (iii) violate or conflict with, or result in a breach of, or constitute a default under (or an event with or without notice or lapse of time or both would constitute a default) under any contract or agreement to which Sunrise is a party; or (iv) violate or conflict with any provision of the organizational documents of Sunrise.

                  (d) No broker, finder, agent or other intermediary has been employed by or on behalf of Sunrise in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby, and no such party has any claim for any commission, finder's fee or similar amount payable as a result of any engagement of such party by Sunrise; provided, that Sunrise may pay a consulting fee to Macquarie Capital Partners LLC.

         SECTION 11.5. GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF INVESTOR MEMBER.

         The Investor Member hereby represents and warrants to Sunrise as follows, which representations and warranties shall be deemed to have been made and shall be true and correct as of the date of this Agreement:

                  (a) The Investor Member is a corporation duly incorporated and validly existing under the laws of Delaware with all requisite power and authority to carry on its business as now being conducted. The Investor Member has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

                  (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Investor Member. This Agreement has been executed and delivered by a duly authorized officer of the Investor Member and constitutes the valid and binding obligation of the Investor Member, enforceable against the Investor Member in accordance with the terms hereof, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors' rights and to general principles of equity.

                  (c) The execution, delivery and performance of this Agreement by the Investor Member do not (i) violate any decree or judgment of any court or governmental authority which may be applicable to the Investor Member; (ii) violate any law (or regulation promulgated under any law);
         (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under any contract or agreement to which the Investor Member is a party; or (iv) violate or conflict with any provision of the organizational documents of the Investor Member.

                  (d) No broker, finder, agent or other intermediary has been employed by or on behalf of the Investor Member in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby, and no such party has any claim for any commission, finder's fee or similar amount payable as a result of any engagement of such party by the Investor Member.

         The Investor Member has conducted its own due diligence with respect to the Portfolio and, except as set forth in the Transaction Agreement, the Investor Member has not received any representations and warranties from the Managing Member or any of its Affiliates in connection therewith.

         SECTION 12. POWER OF ATTORNEY.

         Investor Member (including any permitted assignee thereof) does hereby irrevocably constitute and appoint Managing Member as Investor Member's true and lawful attorney, in Investor Member's name, place and stead, to make, execute, consent to, swear to, acknowledge, record and file any certificate or other instrument which may be required to be filed by the Company or by the Members under the laws of the State of Delaware and/or under the applicable laws of any other jurisdiction to the extent Managing Member deems such filing to be necessary or desirable, including, but not limited (i) this Agreement and any amendment to this Agreement adopted by the Members in accordance with this Agreement; (ii) the Certificate of Formation of the Company and all amendments thereto required or permitted by law or the provisions of this Agreement; (iii) all certificates and other instruments deemed advisable by Managing Member to carry out the provisions of this Agreement and applicable law or to permit the Company to become or to continue as a limited liability company in any jurisdiction where the Company may be doing business; and (iv) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Company; provided, however, that any such document is consistent with the terms of this Agreement and, provided, further, that Investor Member shall be provided with a copy of such certificate or instrument promptly following the filing thereof. It is expressly understood, intended and agreed by Investor Member, and for and on behalf of its successors and assigns, that the grant of the power of attorney to Managing Member pursuant to this Section 12 is coupled with an interest, is irrevocable and shall survive the death or legal incompetency of each of the Members and the transfer of their interest in the Company.

         SECTION 13. BANKING.

         All cash and other monies received by the Company or SALMI in relation to a Facility shall be deposited in a separate non-interest bearing bank account established in the name of the Company for such Facility, such account to be in form and with an institution Approved by the Investor Member. Each month, the funds in each such account will be transferred into a central non-interest bearing account established in the name of the Company in a form and with an institution Approved by the Investor Member. Withdrawals from such central account shall be made on such signature or signatures as may from time to time be Approved by all of the Members. The Members agree that if non-interest bearing bank accounts in relation to a Facility or for the Company are unavailable or otherwise impracticable, such accounts may be interest bearing, provided that in such event the Investor Member will contribute to charity its share of any interest received by the Company on funds in such accounts.

         SECTION 14. ACCOUNTING.

         SECTION 14.1. BOOKS OF ACCOUNT.

         The Managing Member shall maintain true and accurate books of account for the Company at the principal office of the Company specified in Section 3.2 or such other location or locations as may be Approved by the Investor Member, and the Investor Member shall at all reasonable times have access thereto and shall have the right, at the Investor Member's expense, to have the books and records of the Company audited by a firm of independent accountants selected by the Investor Member.

         SECTION 14.2. METHOD OF ACCOUNTING.

         The Company's books of account shall be maintained, and its income, gains, losses expenses, contributions and distributions and deductions shall be determined and accounted for, in accordance with GAAP.

         SECTION 14.3. FINANCIAL AND OPERATING STATEMENTS.

         The Managing Member shall, at the expense of the Company, have financial statements of the Company for each Fiscal Year audited by an accounting firm which shall initially be Ernst & Young, but which may be replaced with a different nationally recognized accounting firm Approved by all of the Members. The Managing Member shall have prepared and delivered to the Investor Member the annual audited financial statements and tax returns in accordance with Schedule 4 attached hereto. Also, the Managing Member shall have prepared and delivered to the Investor Member in accordance with Schedule 4 an unaudited operating statement, which shall be prepared in accordance with the accrual method of accounting, and which shall include, without limitation, full trial balances and a comparison to the applicable Operating Budget of the cash flow, income and expenses of the Company through the end of each fiscal quarter, together with a written narrative explaining all material variances.

         SECTION 14.4. TAX INFORMATION.

         Promptly after the close of each taxable year of the Company, the Managing Member shall cause to be prepared and delivered to the Members, at the Company's expense, information with respect to the business transactions of the Company for such Fiscal Year in sufficient detail to enable an accounting firm approved by the Members to prepare the Company's federal, state and local income tax returns in accordance with all then applicable laws, rules and regulations. The Managing Member shall also cause to be prepared by the accounting firm performing the audit, at the expense of the Company, all federal, state and local income tax returns required of the Company. The Managing Member shall also cause such accounting firm to file the tax returns and to furnish to the Members all necessary information concerning the Members' distributive share of the Company items shown on the Company's tax returns to enable the Members to prepare their federal, state and local income tax returns, with such information for each Fiscal Year to be furnished to the Members pursuant to Schedule 4 attached hereto.

         SECTION 14.5. TAX MATTERS PARTNER.

         Pursuant to Section 6231(a)(7)(A) of the Code, the Members hereby designate the Managing Member as the Company's "tax matters partner." The Managing Member is authorized, empowered, and required to make such filings with the Internal Revenue Service, at the Company's expense, as may be required to designate the Managing Member as the tax matters partner.

         SECTION 14.6. TAX TREATMENT OF LEASE FINANCING.

         Each Member hereby agrees for all tax and accounting purposes to report the Lease Transactions in the manner specified in the Tax Matters Agreement.

         SECTION 15. ADMISSION OF ADDITIONAL MEMBERS.

         Except as otherwise provided in Section 16 hereof, no Entity shall be admitted to the Company without the Approval of each Member, which may be given or withheld in such Member's sole discretion.

         SECTION 16. TRANSFER OF COMPANY INTERESTS.

         SECTION 16.1. COVENANTS REGARDING TRANSFERS.

         Each of the Members hereby covenants and agrees that such Member will not at any time sell, assign, transfer, convey, mortgage, pledge, encumber, hypothecate or otherwise dispose of all or any part of such Member's interest (including such Member's right to distributions hereunder) in the Company to any Entity, other than pursuant to the following provisions of this Section 16, without (except as otherwise expressly provided herein) first having obtained the Approval to any such proposed disposition from all other Members and without having complied with the Federal Act or any applicable State Acts or Non U.S. Laws. Furthermore, no voluntary or involuntary transfer of a Member's interest in the Company may be made unless each other Member has received reasonable assurances from the transferring Member that such transfer will not require registration of such Member's interest to be transferred or of the Company under the Federal Act and all applicable State Acts. Any transfer by any Member of all or any portion of such Member's interest in the Company in violation of this covenant shall be null and void and of no effect whatsoever, and shall be a Defaulting Event for purposes of Section 18.

         SECTION 16.2. PERMITTED TRANSFERS BY INVESTOR MEMBER.

         Notwithstanding the terms of Section 16.1 to the contrary, but subject to the second sentence of Section 16.1 and to Section 16.6, the interests of the Investor Member in the Company may be sold, assigned, or transferred in their entirety, or direct or indirect ownership or beneficial interests in the Investor Member may be sold, assigned or transferred, or the Investor Member may issue shares in the Investor Member in each case, without the consent (except in the case of (d) below) of the Managing Member, to any of the following:

                  (a) to any Affiliate of the Investor Member, provided that no such transfer shall result in the initial record owners of the voting stock of the Investor Member owning less than 51% of such voting stock;

                  (b) to any Entity which may result from a reorganization, merger, consolidation or business combination by or with the Investor Member or to any Entity to which the Investor Member is selling all or substantially all of its assets, provided that no such reorganization, merger, consolidation, business combination or sale shall result in the initial record owners of the voting stock of the Investor Member owning less than 51% of such voting stock;

                  (c) to any Entity that is not a United States citizen or, in the case of Entities that are not natural persons, that is formed in a jurisdiction outside the United States, in either case pursuant to the private placement of shares of, or indirect beneficial interests in, the Investor Member undertaken by an Affiliate of the Investor Member, provided that no such transfer shall result in the initial record owners of the voting stock of the Investor Member owning less than 51% of such voting stock; and

with the prior consent of the Managing Member, which consent may be granted or withheld in the Managing Member's sole discretion, fifty percent (50%) or less of the Investor Member's interest in the Company may be transferred to any Entity, provided the Investor Member has the power and authority to, and as a condition to such transfer covenants and agrees to, act for and on behalf of such transferee in relation to such transferee's interest in the Company, and the Managing Member shall be entitled to treat the Investor Member as such transferee's Authorized Representative.

         Without limiting Section 16.2(a), (b) or (c) above, any transfer of all or any part of the Investor Member's interest in the Company or any shares of the Investor Member shall not be permitted (and any attempted transfer shall be null and void and of no force and effect) unless and until the Investor Member delivers to the Company and the Managing Member at least five (5) days advance written notice of any such transfer and the identity of the transferee together with such assurances as the Managing Member may reasonably request to ensure that such transfer is in compliance with the Federal Act and all applicable State Acts, this Section 16.2 and the provisions of Section 16.7 regarding permitted transferees. In addition, promptly following the consummation of any such transfer, the Investor Member shall provide the Managing Member with copies of the documents executed to effect such transfer, modified as necessary to preserve the confidentiality of any confidential information contained therein.

         SECTION 16.3. PERMITTED TRANSFERS BY MANAGING MEMBER.

         Notwithstanding the terms of Section 16.1 to the contrary, but subject to Section 16.6, the interests of the Managing Member in the Company may be sold, assigned, or transferred in their entirety, without the consent of the Investor Member, to any of the following:

                  (a) to any Entity which may result from a reorganization, merger, consolidation or business combination by or with the Managing Member, regardless of whether the Managing Member is the surviving entity;

                  (b) to any Affiliate of the Managing Member; and

                  (c) to any Entity to which the Managing Member is selling all or substantially all of its assets;

provided, however, that if, pursuant to a transfer under this Section 16.3, a Change of Control other than a Permitted Change of Control shall occur (such transfer being a "TRIGGERING TRANSFER"), then the Investor Member shall have the right to initiate the buy-sell option pursuant to Section 20 of this Agreement. Such option shall remain in place for a period of ninety (90) days after such transfer, at which point, if not exercised, it shall be deemed waived by the Investor Member. A "CHANGE OF CONTROL" shall be deemed to occur if, at any time after the date of this Agreement, (i) any Entity (or one or more Entities acting in concert as a group) directly or indirectly acquires (A) more than fifty percent (50%) of the outstanding capital stock of the Managing Member or (B) such percentage of the outstanding common stock of the Managing Member or such other rights as would entitle such Entity (or such group) to (x) exercise control over the day-to-day management of the Managing Member or (y) appoint or determine the vote for a majority of the board of directors of the Managing Member, and in the case of clause (y) such Entity or group actually exercises such right and elects a majority of the board members who were not members prior to such time; (ii) a merger, exchange, consolidation, recapitalization or other business combination (a "BUSINESS COMBINATION") occurs in which the beneficial holders of the outstanding capital stock of the Managing Member immediately prior to the Business Combination beneficially own immediately following such Business Combination less than fifty-one percent (51%) of the aggregate equity interests of the surviving entity or less than fifty-one percent (51%) of the securities of the Managing Member having the power to elect a majority of the board of directors of the Managing Member; or (iii) all or substantially all of the assets of the Managing Member are sold or otherwise disposed of, directly, indirectly, voluntarily, involuntarily, by operation of law or otherwise to any Entity (or one or more Entities acting in concert as a group). A "PERMITTED CHANGE OF CONTROL" is a Change of Control pursuant to which any applicable Entity or group acquiring beneficial ownership of the stock of the Managing Member (in the case of clause (i) of the preceding sentence), the surviving entity of any applicable Business Combination (in the case of clause (ii) of the preceding sentence), or the Entity that purchases all of substantially all of the assets of the Managing Member (in the case of clause (iii) of the preceding sentence) (each such Entity being referred to herein as the "NEW ENTITY") satisfies all of the following requirements:

                  (i) The tangible net worth of the New Entity, computed in accordance with GAAP, as of the date of the Change in Control is not less than the greater of (A) the tangible net worth of the Managing Member as of the date of this Agreement or (B) the tangible net worth of the Managing Member on the day prior to the date of the Change of Control;

                  (ii) Neither the New Entity nor any Entity directly or indirectly controlling the New Entity, or any of the New Entity's operational subsidiaries shall, at any time (A) have filed a petition in bankruptcy or sought the protection of any bankruptcy or similar insolvency laws, or had a petition under any bankruptcy or creditors rights laws filed against it; or (B) had any assisted living/dementia care or skilled nursing license or certification denied or revoked by any governmental authority due to any actual or alleged fault or failure by, or the negative reputation of, the New Entity or any of its Affiliates;

                  (iii) The New Entity, or its operational subsidiary or subsidiaries, shall (A) be licensed or certified for the operation of assisted living/dementia care facilities in the states in which the Facilities are located, and (B) have a good reputation in the industry and have at least five (5) years experience in, the operation of a substantial number of premier first-class assisted living/dementia care facilities containing no less than an average of 50 units each and located in metropolitan markets substantially similar to the markets in which the Facilities are located; and (C) operate such facilities in a manner comparable to the Sunrise Standards, in each case as determined by the Investor Member in its reasonable judgment; and

                  (iv) The New Entity or its operational subsidiary or subsidiaries must have in place or adopt as of the date of the Change of Control, hiring, training and quality assurance programs and operating and management standards that are equivalent to or higher in quality than the Sunrise Standards.

         Without limiting Section 16.3(a), (b) or (c) above, any transfer of all or any part of the Managing Member's interest in the Company or any shares of the Managing Member shall not be permitted (and any attempted transfer shall be null and void and of no force and effect) unless and until the Managing Member delivers to the Company and the Investor Member at least five (5) days advance written notice of any such transfer and the identity of the transferee together with such assurances as the Investor Member may reasonably request to ensure that such transfer is in compliance with the Federal Act and all applicable State Acts and this Section 16.3. In addition, promptly following the consummation of any such transfer, the Managing Member shall provide the Investor Member with copies of the documents executed to effect such transfer, modified as necessary to preserve the confidentiality of any confidential information contained therein.

         SECTION 16.4. SUBSTITUTED MEMBERS.

         In the event a Member transfers all or any part of its membership interest in the Company in compliance with the provisions of Sections 16.2 or
16.3 above, the transferee of such Member shall not have the right to become a substituted Member of the Company unless the transferring Member has given such transferee such right and unless:

                  (a) such Member and such transferee execute and deliver such instruments as the other Member reasonably deems necessary or desirable to effect such substitution;

                  (b) such transferee accepts and agrees in writing to be bound by all of the terms and provisions of this Agreement;

                  (c) such transferee pays all reasonable expenses connected with such substitution; and

                  (d) the other Member, in its sole discretion, consents to the substitution of such transferee (only if such transferee is not already a Member of the Company) as a substituted Member.

         SECTION 16.5. RECORDATION TAX.

         In the event any permitted transfer or sale of an interest pursuant to this Section 16 results in the imposition of a state or local transfer, recordation or similar tax on transfers of economic interests (or any similar tax), the Member whose transfer or sale triggers such imposition shall be responsible for the payment of such transfer and recordation tax or similar tax.

         SECTION 16.6. TRANSFERS RESULTING IN CORPORATION STATUS; TRANSFERS THROUGH ESTABLISHED SECURITIES OR SECONDARY MARKETS.

         Notwithstanding anything to the contrary in this Agreement, no transfer by a Member of its interest in the Company (or any economic or other interest, right or attribute therein) may be made to any Entity if (i) in the opinion of legal counsel for the Company, it would result in the Company being treated as an association taxable as a corporation, or (ii) such transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code. Notwithstanding anything to the contrary in this Agreement, (A) no interests in the Company shall be issued in a transaction that is (or transactions that are) registered or required to be registered under the Federal Act, and to the extent such interests were not required to be registered under the Federal Act by reason of Regulation S (17 CFR 230.901 through 230.904) or any successor thereto, such issuances would not have been required to be registered under the Federal Act if the interests so offered or sold had been offered and sold within the United States, (B) any admission (or purported admission) of a Member and any transfer or assignment (or purported transfer or assignment) of all or part of a Member's interest (or any interest or right or attribute therein) in the Company, whether to another Member or to a third party, shall not be effective, and any such transfer or assignment (or purported transfer or assignment) shall be void ab initio, and no person shall otherwise become a Member if (1) at the time of such transfer or assignment (or purported transfer or assignment) any interest in the Company (or economic interest therein) is traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof or (2) after such transfer or assignment (or purported transfer or assignment) the Company would have more than 100 Members. For purposes of clause (1) of the preceding sentence and clause (ii) above, an established securities market is a national securities exchange that is either registered under Section 6 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") or exempt from registration because of the limited volume of transactions, a foreign securities exchange that, under the law of the jurisdiction where it is organized, satisfies regulatory requirements that are analogous to the regulatory requirements of the Exchange Act, a regional or local exchange, or an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise. For purposes of such clause (1) and clause (ii) above, interests in the Company (or interests therein) are readily tradable on a secondary market or the substantial equivalent thereof if (i) interests in the Company (or interests therein) are regularly quoted by any person, such as a broker or dealer, making a market in the interests; (ii) any person regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to interests in the Company (or interests therein) and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; (iii) the holder of an interest in the Company has a readily available, regular, and ongoing opportunity to sell or exchange such interest (or interests therein) through a public means of obtaining or providing information of offers to buy, sell, or exchange such interests; or (iv) prospective buyers and sellers otherwise have the opportunity to buy, sell, or exchange interests in the Company (or interests therein) in a time frame and with the regularity and continuity that is comparable to that described in clauses (i), (ii) and (iii) of this sentence. For purposes of determining whether the Company will have more than 100 Members, each person indirectly owning an interest in the Company through a partnership (including any entity treated as a partnership for federal income tax purposes), a grantor trust or an S corporation (each such entity a "FLOW-THROUGH ENTITY") shall be treated as a Member unless the Managing Member determines in its sole and absolute discretion that less than substantially all of the value of the beneficial owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the Company.

         SECTION 16.7. HOLDERS OF INVESTOR MEMBER INTERESTS.

         The Managing Member acknowledges that indirect ownership interests in the Investor Member will be syndicated to various offshore parties pursuant to a private placement memorandum to be prepared by representatives of the Investor Member. Such parties may trade their indirect ownership interests. Personnel who have been identified to the Managing Member ("IDENTIFIED PERSONNEL") will initially control and manage the Investor Member and the offshore parties which hold shares in the Investor Member. The Managing Member will have the right to receive a copy of the foregoing private placement memorandum. The trading of the indirect ownership interests in the Investor Member shall not impact the operations of the Company or the relationship between the Members under this Agreement. The Investor Member hereby confirms to the Managing Member that none of the indirect ownership interests in the Investor Member will be syndicated to any Entity, or subsequently transferred to any Entity, who, at the time of such syndication or transfer is on the United States Treasury Department's Office of Foreign Asset Control Restricted List, or subject to economic sanctions imposed by acts, laws or regulations and/or executive orders issued thereunder (collectively, the "OFAC REGULATIONS"). Should any Entity holding an indirect ownership interest become subject to the OFAC

Regulations, the Investor Member agrees to take such actions as may be legally required in such circumstances. The Investor Member agrees to confirm from time to time, upon the request of the Managing Member, that none of the Entities holding indirect ownership interests in the Investor Member are Entities subject to the OFAC Regulations. The Investor Member shall adhere to the anti-money laundering policy attached hereto as Schedule 10. The Investor Member agrees to provide such certifications relating to the holders of indirect ownership interests in the Investor Member as shall be sufficient to enable the Company (and its Members, to the extent required) to execute any certifications or to provide any information relating to the OFAC Regulations as may be required to be submitted by the Company or the Members to any Facility Owner, or by any Facility Owner or the Members to any provider of Senior Financing. The Investor Member does hereby agree to indemnify and to hold harmless the Managing Member and its Affiliates and the directors, trustees, offices, employees, members and owners of each of them from and against any and all loss, claim, cost, expense or damage suffered by one or more of such parties by reason of any failure of the Investor Member to comply with the requirements of the OFAC Regulations.

         SECTION 17. WITHDRAWALS.

         Each of the Members does hereby covenant and agree that such Member will not withdraw or retire from the Company except as the result of a permitted transfer of such Member's entire interest in the Company pursuant to Section 16 hereof, and that such Member will carry out such Member's duties and responsibilities hereunder until the Company is terminated, liquidated and dissolved under Section 23 hereof. A withdrawing Member shall not be entitled to receive any amount from the Company in connection with such withdrawal except to the extent specifically provided in this Agreement.

         SECTION 18. DEFAULTING EVENTS.

         SECTION 18.1. CONVERSION OF DEFAULTING OR DISABLED MANAGING MEMBER'S INTEREST.

         If the Managing Member suffers a Defaulting Event or a Disabling Event, and if the Investor Member elects under Section 23.1 hereof to continue the Company notwithstanding the happening of such Defaulting Event or Disabling Event, then the Investor Member may elect, by delivery of written notice thereof to the Managing Member, to become the Managing Member or to admit an Affiliate of the Investor Member as the Managing Member (but in no event shall such admission dilute the Percentage Interest of the Managing Member who suffered the Defaulting Event or Disabling Event), and the Managing Member's entire interest in the Company as a Managing Member shall be converted into the interest of a non-managing Member (entitled to all of the rights of the non-managing Member hereunder, including all rights of Approval) effective as of the date of the occurrence of such Defaulting Event or Disabling Event (the "CONVERSION DATE"). As a result of such conversion, the Managing Member shall cease to be a managing member of the Company as of the Conversion Date and shall become solely a non-managing member as of such Conversion Date. In the event the Managing Member becomes a Defaulting Member or Disabled Member, and such Managing Member's interest in the Company is required to be converted hereunder into the interest of a non-managing member, such Defaulting Member or Disabled Member or its successor-in-interest, as the case may be, shall promptly upon demand of the Investor Member execute and deliver to the Company all documents that may be necessary or appropriate, in the opinion of counsel for the Company, to effect such conversion. Notwithstanding such conversion and removal, such Disabled Member or Defaulting Member shall remain liable for all liabilities, duties and obligations of such Managing Member arising prior to the conversion of such Managing Member to a non-managing Member.

         SECTION 18.2. ADDITIONAL REMEDIES.

         Except as otherwise expressly provided in this Agreement, the rights and remedies of the Members under this Agreement shall not be mutually exclusive and shall be cumulative of all rights or remedies available at law, in equity, or under this Agreement. Each Member confirms that damages at law may be an inadequate remedy for a breach or a threatened breach of this Agreement and agrees that, without prejudice to the right of a Member in an appropriate case to pursue a remedy at law or otherwise, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy.

         SECTION 19. DISABILITY OR DEFAULT OF THE INVESTOR MEMBER.

         In the event the Investor Member suffers a Disabling Event, such Disabling Event shall not terminate the Company, and in the event such Disabled Member's interest in the Company passes to a successor-in-interest, such successor-in-interest shall succeed to such Disabled Member's entire interest in the Company and shall have the same Percentage Interest in the Company, the same obligations with respect to contributions to the capital of the Company and with respect to the obligations of the Company, the same rights in and to all distributions made by the Company, in liquidation or otherwise, and the same share of the Company's Net Profit, Net Loss, and specially allocated items for both financial accounting and income tax purposes as such Disabled Member had with respect to its interest in the Company. Upon admission to the Company of such Disabled Member's successor-in-interest, such successor shall promptly, upon demand of the Company, execute and deliver to the Company, and does hereby irrevocably constitute and appoint the Managing Member as such successor's true and lawful attorney-in-fact to execute and to deliver to the Company for and on such successor's behalf, all documents that may be necessary or appropriate, in the opinion of counsel for the Company, to reflect such successor's admission to the Company as a non-managing member and such successor's agreement to be bound by all of the terms and conditions of this Agreement. The Disabled Member shall be deemed to have given its successor or successors-in-interest the right to become a substituted non-managing member. Upon and during the continuance of a Defaulting Event by the Investor Member, the Investor Member (including its successor-in-interest) shall have no further rights of Approval.

         SECTION 20. BUY-SELL AGREEMENT FOR ENTIRE PORTFOLIO.

         SECTION 20.1. BUY-SELL OPTION.

         If at any time after the date of this Agreement one of the following events occurs:


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                                                                              59


                  (i) the occurrence and continuance of a Bona Fide Dispute;

                  (ii) the Investor Member exercises its rights of conversion under Section 18 hereto; or

                  (iii) the Investor Member suffers a Disabling Event pursuant to Section 19;

then the Managing Member and the Investor Member shall each have the right to make an offer (the "BUY-SELL OFFER") in writing to the other Member (the "OFFEREE"), which shall state an amount in cash (the "BUY-SELL VALUE"), determined in the sole and absolute discretion of the Member making the Buy-Sell Offer (the "OFFEROR"), to be used in determining the Buy-Sell Price pursuant to
Section 20.4. In addition, if a Member fails to make a Capital Contribution required to be made by it under this Agreement (including a Voluntary Additional Contribution Approved by such Member) the Non-Failing Member shall thereafter be permitted to make a Buy-Sell Offer as provided in the preceding sentence, provided, however, that, if a Buy-Sell Offer is triggered by such failure, then the Thirty Day Period specified in Section 20.3 hereto shall be reduced to ten
(10) days, and provided, further, that the ninety (90) days specified in Section
20.6 (within which a Buy-Sell Closing Date shall be designated) shall be reduced to thirty (30) days. Further, if a Triggering Transfer described under Section
16.3 hereto with respect to the Managing Member occurs, the Investor Member shall, within ninety (90) days after such Triggering Transfer, be permitted to make a Buy-Sell Offer as provided in the preceding sentence.

         SECTION 20.2. BUY-SELL VALUE.

         The Buy-Sell Value shall be the amount that the Offeror chooses to be the net value of the Company's assets as of the Buy-Sell Closing Date (hereinafter defined) after distribution of all Net Cash Flow to the Members and net of any amounts required to be paid to fully satisfy and obtain a release of the Lease Transaction. The Buy-Sell Value shall not be adjusted as a result of distributions of Net Cash Flow occurring after the date on which the Buy-Sell Offer is given, but shall be reduced by the amount of Extraordinary Proceeds distributed after the date on which the Buy-Sell Offer is given. The Buy-Sell Offer shall constitute an irrevocable offer by the Offeror to the Offeree either
(i) to sell to the Offeree all, but not less than all, of the Offeror's interest in the Company in consideration for the payment of a Buy-Sell Price determined pursuant to Section 20.4 (the "OFFER TO SELL") or (ii) to purchase all, but not less than all, of the Offeree's interest in the Company in consideration for the payment of a Buy-Sell Price determined pursuant to Section 20.4 (the "OFFER TO PURCHASE").

         SECTION 20.3. OFFEREE DECISION.

         Unless a shorter time period is specified in Section 20.1, the Offeree shall have thirty (30) days (the "THIRTY DAY PERIOD") after receipt of the Buy-Sell Offer to respond to either, but not both, the Offer to Sell or the Offer to Purchase, by giving the Offeror notice of such response within the Thirty Day Period. If the Offeree fails to accept either the Offer to Sell or the Offer to Purchase within the Thirty Day Period, then the Offeree shall be deemed to have accepted the Offeror's Offer to Purchase.

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                                                                              60


         SECTION 20.4. BUY-SELL PRICE.

         The price (the "BUY-SELL PRICE") payable to the Member whose interest in the Company is being sold pursuant to this Section 20 (the "SELLING MEMBER") by the Member who is purchasing such interest of the Selling Member pursuant to this Section 20 (the "BUYING MEMBER") shall be an amount equal to the amount of cash which the Selling Member would have received pursuant to Section 9 hereof on the Buy-Sell Closing Date if the Company had distributed to the Members in accordance with Section 9 a cash amount equal to the Buy-Sell Value as stated in the Buy-Sell Offer.

         SECTION 20.5. EARNEST MONEY; DEFAULT.

         Within five (5) Business Days after the date of the exercise of the election by the Offeree or five (5) Business Days after the expiration of the Thirty Day Period, whichever is earlier, the Buying Member shall deposit in cash an amount equal to 10% of Buy-Sell Price (the "EARNEST MONEY") with an independent and neutral party reasonably satisfactory to the Selling Member. The earnest money shall be applied against the purchase price at the closing referenced below, or shall be paid to the Selling Member as liquidated damages in the event of default by the Buying Member. In the event Buying Member fails to deposit timely such earnest money as provided above (such Buying Member being then referred to as a "DEFAULTING BUYER"), the Selling Member shall have the option (i) within thirty (30) days thereafter, unless the Defaulting Buyer has earlier cured such default by depositing the required earnest money as provided above, of substituting itself as the Buying Member (such Selling Member being then referred to as a "SUBSTITUTED BUYER") under this Section 20.5 at a purchase price (the "DEFAULT PURCHASE PRICE") equal to the price that would be obtained pursuant to Section 20.4 if an amount equal to 90% of the Buy-Sell Value were used to determine the Buy-Sell Price, by giving notice to the Defaulting Buyer of its intention to do so and by depositing, within five (5) Business Days after such notice, earnest money equal to 10% of the Default Purchase Price with an independent and neutral party reasonably selected by the Substituted Buyer, whereupon, for purposes this Section 20, the Substituted Buyer shall become the Buying Member and the Defaulting Buyer shall become the Selling Member; or (ii) at any time after default by the Defaulting Buyer in depositing the earnest money, of seeking from the Defaulting Buyer by judicial proceedings or as otherwise permitted by law, as liquidated damages for its default in its obligations under this Section 20, an amount of money equal to the amount of earnest money the Defaulting Buyer was required to deposit pursuant to this
Section 20.5.

         SECTION 20.6. BUY-SELL CLOSING.

         The sale of the Selling Member's interest in the Company and the withdrawal of the Selling Member from the Company shall be closed and consummated on that date (the "BUY-SELL CLOSING DATE") designated by the Buying Member in a notice to the Selling Member, which date shall be within ninety (90) days after the expiration of the Thirty Day Period (unless otherwise specified under Section 20.1 hereto); provided, however, that such date shall be within one hundred eighty (180) days after the expiration of the Thirty Day Period if this Section 20 is being initiated pursuant to a Triggering Transfer under
Section 16.3 hereto. All Net Cash Flow, if any (after establishment of a reasonable liability reserve), shall be distributed to the Members in accordance with the applicable provisions of Section 9 on the Buy-Sell Closing Date and prior to consummation of the purchase and sale pursuant to this Section 20 as if such distribution date were the last day of a Fiscal Year. Effective as of the Buy-Sell Closing Date, the Selling Member shall cease to be a Member of the Company and the provisions of this Section 20.6 shall apply. The Buy-Sell Price shall be paid to the Selling Member by the Buying Member or its designee in cash on the Buy-Sell Closing Date. Simultaneously with the receipt of such payment, the Selling Member shall execute, seal, swear to, and deliver for and on its behalf, all documents that may be necessary or appropriate, in the reasonable opinion of counsel to the Buying Member, to effect such sale free and clear of all liens and encumbrances, other than the Selling Member's share of Company liabilities (excluding any liability arising out of any negligent or grossly negligent act or omission, willful misconduct or fraud by the Selling Member for which the Selling Member shall remain liable), which shall thereby be assumed by the Buying Member, and the Buying Member shall thereafter indemnify, hold harmless and defend the Selling Member from and against any and all such liabilities, other than any liability arising out of any negligent or grossly negligent act or omission, willful misconduct, or fraud by the Selling Member. The Buying Member shall arrange for the release of the Selling Member and its Affiliates from any guaranties or other liabilities by or of the Selling Member or its Affiliates in relation to any Senior Financing that are not being satisfied in connection with the contemplated sale of the Selling Member's interest in the Company. The Selling Member shall have no further obligations with respect to Capital Contributions. In the event either the Buying Member or the Selling Member defaults in the performance of its obligations under the buy-sell procedure described in this Section 20, the non-defaulting Member shall have the right to exercise all rights and remedies against the defaulting Member available at law or in equity, including, without limitation, the remedy of specific performance. The Selling Member shall pay all closing costs incurred in connection with the implementation of the buy-sell procedure normally and customarily paid by a seller of a real property interest and the Buying Member shall pay all closing costs incurred in connection with the implementation of the buy-sell procedure normally and customarily paid by a buyer of a real property interest; provided, however, that the Buying Member and the Selling Member shall each pay the fees and expenses of its own legal counsel.

         SECTION 20.7. REMEDIES.

         Without limiting the remedies available to either Member as a result of the breach of the other Member's obligations described above, the Selling Member shall have the option, within sixty (60) days of default by the Buying Member in its obligation to purchase under this Section 20 (such Buying Member being then referred to as the Defaulting Buyer), of retaining the escrow deposit and substituting itself as Buying Member under this Section 20 (such Selling Member being then referred to as a Substituted Buyer) at a purchase price equal to the price that would have been obtained pursuant to Section 20.4 by using the Buy-Sell Value to determine the Buy-Sell Price (such purchase price being then referred to as the Default Purchase Price). Such option shall be exercised by giving notice to the Defaulting Buyer of such exercise and by depositing, within five days after such notice, earnest money equal to 10% of the Default Purchase Price with an independent and neutral party reasonably selected by the Substituted Buyer, whereupon, for purposes of this Section 20, the Substituted Buyer shall become the Buying Member and the Defaulting Buyer shall become the Selling Member.

         SECTION 20.8. DISABLED OR DEFAULTING MEMBER.

         Notwithstanding anything in this Agreement to the contrary, a Member shall not have the right to make a Buy-Sell Offer under this Section 20 if such Member is at such time a Disabled Member or Defaulting Member.

         SECTION 20.9. SUSPENSION OF MARKETING RIGHT.

         If either Member exercises its rights under this Section 20, then each Member's marketing rights under Section 22 hereto shall be deemed suspended until the Buy-Sell Closing Date or, if such closing does not occur, for ninety
(90) days after the expiration of the Thirty Day Period.

         SECTION 21. BUY-SELL OPTION FOR INDIVIDUAL FACILITIES.

         SECTION 21.1. BUY-SELL OPTION.

         At any time after the date of this Agreement, during the continuance of a Bona Fide Dispute over a proposed Major Decision concerning a proposed Voluntary Additional Contribution pursuant to Section 7.5(b)(ii) hereof, either the Managing Member or the Investor Member (as the Offeror) shall have the right to make an offer (the "FACILITY BUY-SELL OFFER") in writing to the other Member (as the Offeree) solely with respect to the Facility or Facilities that are the subject of the dispute over Voluntary Additional Contributions, which shall state an amount in cash (the "FACILITY BUY-SELL VALUE"), determined in the sole and absolute discretion of the Offeror. The Facility Buy-Sell Offer shall constitute an irrevocable offer by the Offeror to the Company and the Offeree either (i) to cause the Company to sell the Facility or Facilities identified in such Facility Buy-Sell Offer to the Offeree in consideration for the payment of a Facility Buy-Sell Price determined pursuant to Section 21.4 (the "FACILITY OFFER TO SELL") or (ii) to purchase the Facility or Facilities from the Company in consideration for the payment of a Facility Buy-Sell Price determined pursuant to Section 21.4 (the "FACILITY OFFER TO PURCHASE"). Such Facility Buy-Sell Offer shall be made subject to the conditions of the Lease Agreement applicable to the Facility or Facilities subject to such Facility Buy-Sell Offer; if such conditions are unable to be met, then the Offeror shall have the option, but not the obligation, to trigger the buy-sell provisions of Section 20 hereto.

         SECTION 21.2. OFFEREE DECISION.

         The Offeree shall have thirty (30) days (a "THIRTY DAY PERIOD") after receipt of the Facility Buy-Sell Offer to respond to either, but not both, the Facility Offer to Sell or the Facility Offer to Purchase, by giving the Offeror notice of such response within the Thirty Day Period. If the Offeree fails to accept either the Facility Offer to Sell or the Facility Offer to Purchase within the Thirty Day Period, then the Offeree shall be deemed to have caused the Company to accept the Offeror's Facility Offer to Purchase.

         SECTION 21.3. LEASE TRANSACTION RELEASE.

         The Facility Buying Member (as defined in Section 21.4) under this
Section 21 shall be responsible for representing the Company with respect to the exercise of the Call Option (as defined in the Lease Agreements) on the Facility Buy-Sell Closing Date, and with respect to overseeing the release procedure under the Lease Transactions, including without limitation compliance with any notice provisions, and shall be responsible for the payment of any release premiums or yield maintenance costs under the Lease Agreements. The Facility Buying Member is expressly authorized to act on behalf of the Company under this
Section 21.3

         SECTION 21.4. BUY-SELL PRICE.

         The price (the "FACILITY BUY-SELL PRICE") payable to the Company by the Member who is purchasing the Facility pursuant to Section 21.2 (the "FACILITY BUYING MEMBER") shall be an amount equal to the Facility Buy-Sell Value as stated in the Facility Buy-Sell Offer.

         SECTION 21.5. EARNEST MONEY; DEFAULT.

         Within five (5) Business Days after the date of the exercise of the election by the Offeree or five (5) Business Days after the expiration of the Thirty Day Period, whichever is earlier, the Facility Buying Member shall deposit in cash an amount equal to 10% of the Facility Buy-Sell Price (the "EARNEST MONEY") with an independent and neutral party reasonably satisfactory to the Facility Selling Member (as defined below). The earnest money shall be applied against the purchase price at the closing referenced below, or shall be paid to the other Member (the "FACILITY SELLING MEMBER") as liquidated damages in the event of default by the Facility Buying Member. In the event Facility Buying Member fails to deposit timely such earnest money as provided above (such Facility Buying Member being then referred to as a "FACILITY DEFAULTING BUYER"), the Facility Selling Member shall have the option (i) within fifteen (15) days thereafter, unless the Facility Defaulting Buyer has earlier cured such default by depositing the required earnest money as provided above, of substituting itself as the Facility Buying Member (such Facility Selling Member being then referred to as a "FACILITY SUBSTITUTED BUYER") under this Section 21.5 at a purchase price (the "FACILITY DEFAULT PURCHASE PRICE") equal to 90% of the Facility Buy-Sell Value, by giving notice to the Facility Defaulting Buyer of its intention to do so and by depositing, within five (5) Business Days after such notice, earnest money equal to 10% of the Facility Default Purchase Price with an independent and neutral party reasonably selected by the Facility Substituted Buyer, whereupon, for purposes this Section 21, the Facility Substituted Buyer shall become the Facility Buying Member and the Facility Defaulting Buyer shall become the Facility Selling Member; or (ii) at any time after default by the Facility Defaulting Buyer in depositing the earnest money, of seeking from the Facility Defaulting Buyer by judicial proceedings or as otherwise permitted by law, as liquidated damages for its default in its obligations under this Section 21, an amount of money equal to the amount of earnest money the Facility Defaulting Buyer was required to deposit pursuant to this Section 21.

         SECTION 21.6. BUY-SELL CLOSING.

                  (a) The sale of the Facility by the Company shall be closed and consummated on that date (the "FACILITY BUY-SELL CLOSING DATE") designated by the Facility Buying


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                                                                              64



         Member in a notice to the Facility Selling Member, which date shall be within ninety (90) days after the expiration of the Thirty Day Period. The Facility Buying Member may elect, at any time within the ninety-day period, to assign its right to purchase the Facility or Facilities to a third party, which party shall then become the Facility Buying Member, provided, however, that such sale shall be for the same price and on the same terms as if it were being made to the Facility Buying Member, and the Facility Buying Member shall remain responsible for any default in the purchase by such third party as if no such assignment had taken place. The Facility Buy-Sell Price shall be paid to the Company by the Facility Buying Member or its assignee in cash on the Facility Buy-Sell Closing Date. On such Facility Buy-Sell Closing Date, the Company and the Facility Selling Member shall deliver to a title company selected by the Facility Buying Member (the "TITLE COMPANY") the following items:

                           (i) DEED. A Special Warranty Deed in form and
                  substance reasonably acceptable to the Facility Buying Member executed and acknowledged by the Company, conveying to the Facility Buying Member good, marketable and indefeasible fee simple title to the applicable Facility or Facilities, free and clear of all liens and encumbrances, security interests and adverse claims relating to the Lease Agreement financing applicable to such Facility or Facilities, subject to matters of record reasonably acceptable to the Facility Buying Member, provided, however, that if the Facility Buying Member is the Managing Member, then it shall have the right, but not the obligation, to assume any or all liens relating to such Lease Agreement financing.

                           (ii) BILL OF SALE. A Bill of Sale, in form reasonable
                  acceptable to the Facility Buying Member with full warranty of title for all tangible personal property relating to the applicable Facility or Facilities owned by the Company or the Facility Owner, which Bill of Sale shall convey good title to such personal property to the Facility Buying Member free and clear of all liens, encumbrances, security interests and adverse claims.

                           (iii) ASSIGNMENT OF RESIDENT AGREEMENTS, CONTRACTS
                  AND PERMITS. Original executed copies of all Resident Agreements and leases then in effect, together with an assignment of such Resident Agreements and leases, all service contracts, and all intangible property rights of the Company relating to the applicable Facility or Facilities in form and substance acceptable to the Facility Buying Member

                           (iv) FIRPTA. A Foreign Investment in Real Property
                  Tax Act affidavit executed by the Company. If the Company fails to provide the necessary affidavit and/or documentation of exemption on the Buy-Sell Closing Date, the Facility Buying Member may proceed with withholding provisions as provided by law.

                           (v) AUTHORITY. Evidence of existence and organization
                  of the Company and the authority of the person executing documents on behalf of the

                  Company reasonably satisfactory to the Facility Buying Member and the Title Company.

                           (vi) OTHER DOCUMENTS. A release of the Facility
                  Selling Member and its Affiliates from any guaranties or other liabilities by or of the Facility Selling Member or its Affiliates in relation to any Senior Financing for the relevant Facility that is not being satisfied in connection with the contemplated sale of such Facility, and any additional documents that the Facility Buying Member or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Section.

                  (b) Also at such closing, the Facility Buying Member shall deliver to the Title Company the following items:

                           (i) PURCHASE PRICE. The amount of the Facility
                  Buy-Sell Price or Facility Default Purchase Price payable at closing, plus or minus applicable prorations.

                           (ii) AUTHORITY. Evidence of existence and
                  organization of the Facility Buying Member and the authority of the person executing documents on behalf of the Facility Buying Member reasonably satisfactory to the Company, the Facility Selling Member and the Title Company.

                           (iii) OTHER DOCUMENTS. Any additional documents that
                  the Company, the Facility Selling Member or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Section 21.

                  (c) The following items shall be apportioned between the Company and the Facility Buying Member as of the date of such closing, with the date of such closing belonging to the Facility Buying Member:

                           (i) TAXES AND ASSESSMENTS. General real estate taxes
                  and assessments imposed by governmental authority and any assessments imposed by private covenant constituting a lien or charge on the applicable Facility or Facilities for the then current calendar year or other current tax period (collectively, "TAXES") not yet due and payable shall be prorated. If such closing occurs prior to the receipt by the Company of the tax bill for the calendar year or other applicable tax period in which such closing occurs, the Company and Facility Buying Member shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates.

                           (ii) RENT. All rent and other income (and any
                  applicable state or local tax on rent) under leases in effect on the closing date, whether collected or uncollected, but net of expected delinquencies on an historical basis, shall be prorated. Any prepaid rents for the period following the closing date shall be paid over by the Company to the Facility Buying Member.

                           (iii) UTILITIES. Utilities, including water, sewer,
                  electric, and gas, based upon the last reading of meters prior to such closing shall be prorated. The Company shall endeavor to obtain meter readings on the day before such closing date, and if such readings are obtained, there shall be no proration of such items. The Company shall pay at such closing the bills therefore for the period to the day preceding such closing, and the Facility Buying Member shall pay the bills therefore for the period subsequent thereto. If the utility company will not issue separate bills, the Facility Buying Member will receive a credit for the Company's portion and will pay the entire bill prior to delinquency after such closing. If the Company has paid any utilities no more than thirty (30) days in advance in the ordinary course of business, then the Facility Buying Member shall be charged its portion of such payment at such closing.

                           (iv) OTHER. All other charges, escrows, inventories,
                  deposits and fees customarily prorated and adjusted in similar transactions shall be so prorated and adjusted. In the event that accurate prorations and other adjustments cannot be made at such closing because current bills are not obtainable, the Company and Facility Buying Member shall prorate on the best available information, subject to adjustment upon receipt of the final bills.

In the event either the Facility Buying Member or the Facility Selling Member defaults in the performance of its obligations under the buy-sell procedure described in this Section 21, the non-defaulting Member shall have the right to and, if applicable, to cause the Company to, exercise all rights and remedies against the defaulting Member available at law or in equity, including, without limitation, the remedy of specific performance. The Company shall pay all closing costs incurred in connection with the implementation of the buy-sell procedure normally and customarily paid by a seller of a real property interest and the Facility Buying Member shall pay all closing costs incurred in connection with the implementation of the buy-sell procedure normally and customarily paid by a buyer of a real property interest; provided, however, that the Facility Buying Member and the Facility Selling Member shall each pay the fees and expenses of its own legal counsel.

         SECTION 21.7. REMEDIES.

         Without limiting the remedies available to either Member as a result of the breach of the other Member's obligations described above, the Facility Selling Member shall have the option, within sixty (60) days of default by the Facility Buying Member in its obligation to purchase under this Section 21 (such Facility Buying Member being then referred to as the Facility Defaulting Buyer) of retaining the escrow deposit for its own account and substituting itself as Facility Buying Member under this Section 21 (such Facility Selling Member being then referred to as a Facility Substituted Buyer) at a purchase price equal to the Facility Buy-Sell Price. Such option shall be exercised by giving notice to the Facility Defaulting Buyer of such exercise and by depositing, within five days after such notice, earnest money equal to 10% of the Facility Buy-Sell Price with an independent and neutral party reasonably selected by the Facility Substituted Buyer, whereupon, for purposes of this Section 21, the Facility Substituted Buyer shall become the Facility Selling Member and the Facility Defaulting Buyer shall become the Facility Selling Member.

         SECTION 21.8. SUSPENSION OF MARKETING RIGHT.

         If either Member exercises its rights under this Section 21, then each Member's marketing rights under Section 22 hereto shall be deemed suspended until the Facility Buy-Sell Closing Date, or, if such closing does not occur, for ninety (90) days after the expiration of the Thirty Day Period.

         SECTION 22. MARKETING RIGHT.

         SECTION 22.1. INVESTOR MEMBER'S MARKETING RIGHT.

                  (a) INVESTOR MEMBER'S MARKETING RIGHT. On and after (i) the fifth (5th) anniversary of the date of the Second Closing Date or (ii) the termination of the Transaction Agreement pursuant to Section 3.2(a) thereof, the Investor Member shall have the right to market the Portfolio, in whole or in part (the "INVESTOR MEMBER'S MARKETING RIGHT") which election shall be made by written notice given to the Managing Member. Within seventy-five (75) days after the date of such notice (or such longer time as is permitted under Section 22.4), fair market value (the "FMV") shall be established for each Facility (the "OFFERED FACILITIES"). FMV shall be determined as set forth in Section
         22.4 herein, provided that if the marketing right is exercised pursuant to foregoing clause (ii) the FMV of each marketed Facility shall be the Agreed Value of such Facility.

                  (b) MARKETING PROCEDURE. If the Managing Member does not elect to purchase all of the Offered Facilities pursuant to its Purchase Right, as set forth in Section 22.2 below, the Investor Member may require the Managing Member to market the remaining Offered Facilities to third parties; provided, that if the Investor Member accepts an offer to purchase the Offered Facilities that is less than ninety-seven percent (97%) of the FMV for the Offered Facilities, the Investor Member shall again offer such Facilities to the Managing Member in accordance with Section 22.2, but at the lower purchase price (the "DISCOUNTED OFFER") and, provided, further, that if the marketing right is being exercised pursuant to clause (ii) of Section 22.1(a), then the percentage specified in the first proviso to this sentence shall be 95%. Upon receipt by the Managing Member of the Discounted Offer, it shall have ten (10) Business Days to elect to purchase the Offered Facilities at the Discounted Offer. If the Managing Member elects to purchase the Offered Facilities, or the Managing Member fails to so elect, the Investor Member shall then follow the procedure set forth in
         Section 10.10 hereof (as if the Investor Member were acting as the Managing Member and provided that if the Managing Member fails to elect to purchase such Facilities, the Managing Member shall have no further right to grant or withhold its Approval to such sale and release) to obtain the necessary releases and approvals to sell such Facilities. The Managing Member shall retain the exclusive right to negotiate and execute on behalf of the Company the sale agreement related to the marketing and sale of the Offered Facilities under this Section 22.1, unless the sale is to the Managing Member or an Affiliate of the Managing Member, in which case the sale agreement shall be subject to the Approval of the Investor Member.

         SECTION 22.2. MANAGING MEMBER'S PURCHASE RIGHT.

         If the Investor Member exercises its right under Section 22.1, the Managing Member shall have the right to purchase the Portfolio, in whole or in part, at the FMV established in accordance with Section 22.4 herein. Once FMV has been established for the Offered Facilities, Managing Member shall have twenty (20) Business Days to elect to purchase some or all of the Offered Facilities. If the Managing Member elects to purchase the Offered Facilities at FMV, it shall have one hundred and twenty (120) days from the date of such election to close said purchase, pursuant to the procedures and mechanisms set forth in Section 21.6 hereof (as if, under Section 21.6, the Managing Member were acting as the Facility Buying Member and the Investor Member were acting as the Facility Selling Member).

         SECTION 22.3. MANAGING MEMBER'S RIGHT TO MARKET/PURCHASE MANAGING MEMBER'S MARKETING RIGHT.

                  (a) On and after the sixth (6th) anniversary of the Second Closing Date, the Managing Member shall have the right to market the Portfolio in whole or in part (the "MANAGING MEMBER'S MARKETING RIGHT"), which election shall be made by written notice given to the Investor Member. Within seventy-five (75) days after the date of such notice (or such longer time as is permitted under Section 22.4), the FMV shall be established for the Designated Facilities (as defined hereafter). If the Managing Member elects to exercise its Marketing Right, then the Portfolio, in whole or in part (the "DESIGNATED FACILITIES"), shall be marketed pursuant to Section 22.3(b) below.

                  (b) MARKETING PROCEDURE. Once the Managing Member has elected to market the Designated Facilities, the Managing Member shall select either (i) an Affiliate of the Managing Member or (ii) a third party to act as the broker to market the Designated Facilities; provided, that if the Managing Member elects to use a third party, the Managing Member shall consult with the Investor Member in the selection of such third party. The Managing Member shall have the right to negotiate and Approve any sales agent or broker agreement, except that the compensation of such sales agent or broker and any fee to be paid to the party selected to market the Designated Facilities shall be deducted from the Company's payment of the Disposition Fee. Notwithstanding the foregoing, the Managing Member shall retain the exclusive right to negotiate and execute on behalf of the Company the sale agreement related to the marketing and sale of the Designated Facilities under this Section 22.3 unless the sale is to the Managing Member or an Affiliate of the Managing Member, in which case the manner of closing shall comply with the provisions set forth in Section 21.6 hereto (as if, under Section 21.6, the Investor Member were acting as the Facility Selling Member and the Managing Member were acting as the Facility Buying Member).

                  (c) MANAGING MEMBER'S RIGHT TO PURCHASE. If the Managing Member exercises its Marketing Right, the Managing Member or an Affiliate may bid on the Designated Facilities on the terms and conditions as such other third party purchasers. Nothing shall limit the Investor Member or an Affiliate of the Investor Member from likewise bidding on such Designated Facilities.

                  (d) SALE PROCEDURE. The Managing Member shall follow the procedure in Section 10.10 hereof to effectuate the sale and release of the Designated Facilities; provided, however, that if the Managing Member is selected to purchase the Designated Facilities, then the manner of closing shall comply with the provisions set forth in Section
         21.6 hereto (as if, under Section 21.6, the Investor Member were acting as the Facility Selling Member and the Managing Member were acting as the Facility Buying Member).

         SECTION 22.4. FMV.

         For purposes of Section 22.1, Section 22.2 and Section 22.3 above, FMV shall be determined by mutual agreement of the Investor Member and the Managing Member. If the parties are unable to agree to FMV within seventy-five (75) days after the initial notice given under Section 22.1 or 22.3, then each party shall obtain a broker's opinion of value of the Offered Facilities or Designated Facilities and the two opinions of value shall be averaged together to obtain FMV; provided, that if the opinions of value vary in value by more than five percent (5%), a third broker shall be selected by mutual agreement of the parties, and the three opinions of value shall be average together to obtain FMV; provided, further, that if one of the three opinions of value is more than 110% or less than 90% of the average of the other two opinions of value, FMV shall be the average of the other two opinions of value. The Company shall pay the cost of all opinions of value required under this Section 22.4.

         SECTION 22.5. FAILURE TO SELL FACILITY.

         If a definitive contract (which contract may be subject to due diligence contingencies and other conditions as agreed to by the Managing Member) for the sale of the Offered Facilities or Designated Facilities is not entered into pursuant to this Section 22 within one hundred twenty (120) days after the Investor Member or the Managing Member, as the case may be, makes its marketing election under this Section 22, the Offered Facilities or Designated Facilities shall be removed from the market. Once an Offered Facility or a Designated Facility is removed from the market, either the Investor Member or the Managing Member may elect to remarket the Offered Facility or Designated Facility pursuant to the terms of Section 22.1 and 22.3 respectively.

         SECTION 22.6. MANAGING MEMBER PURCHASE OF FACILITY OWNER.

         If the Managing Member exercises its right pursuant to this Section 22 to purchase a Facility, then it may, in lieu of taking title to such Facility from the Facility Owner, request that the Company, in connection with the exercise of the Call Option (as defined in the relevant Lease Agreement), arrange for the ownership interests of the Facility Owner that owns such Facility to be transferred to the Managing Member. The Managing Member will pay the purchase price for the Facility to the Company, which will use such amount to satisfy its obligations under the Call Option. Any balance shall be retained by the Company, and in such an instance, the Investor Member shall receive the amount of cash which it would have received pursuant to Section 9 hereof on the closing date for the sale of such Facility if the Company had distributed to the Members in accordance with Section 9.1(b) a cash amount equal to the Extraordinary Proceeds that would have resulted from a sale of such Facility at its FMV or at the Discounted Offer, as applicable.

         SECTION 22.7. SUSPENSION OF BUY-SELL OPTION.

         If either Member exercises its rights under this Section 22, then each Member's rights to exercise its buy-sell option under Sections 20 and 21 hereto shall be deemed suspended until the closing of the Offered Facilities or Designated Facilities, or, if such closing does not occur, for ninety (90) days after such Member's exercise of its rights under this Section 22.

         SECTION 23. TERMINATION OF COMPANY.

         SECTION 23.1. DISSOLVING EVENTS.

         The Company shall be terminated, liquidated and dissolved in the manner hereinafter provided upon the happening of any of the following events or dates:

                  (a) the Approval of all of the Members to terminate the Company;

                  (b) the permitted sale of all of the Company's interest in the Portfolio and the receipt of all sales proceeds in full and in cash;

                  (c) the happening of a Defaulting Event or a Disabling Event if, at the time of the happening of such event, the Member suffering or causing such event is the Managing Member of the Company, unless all of the remaining Members unanimously agree in writing to continue the Company within the ninety (90) day period immediately succeeding the happening of such Defaulting Event or Disabling Event and within said ninety (90) day period elect and admit a new managing member of the Company effective as of the date of such Defaulting Event or Disabling Event; or

                  (d) if not previously terminated, no later than the fifth
         (5th) anniversary of the Second Closing Date; provided, however, that such date may be extended twice upon Approval of all of the Members, each such extension to be for a one-year period.

         SECTION 23.2. METHOD OF LIQUIDATION.

         Upon the happening of any of the events specified in Section 23.1 above which require the Company to be terminated, liquidated and dissolved, the Company, notwithstanding any provisions to the contrary in the Act, shall liquidate its assets in a manner that is consistent with avoiding undue loss and apply and distribute its assets in the following manner and in the following order of priority:

                  (a) To the payment of the debts and liabilities of the Company (other than the Capital Accounts of the Members) and to the expenses of liquidation in the order of priority as provided by law; then

                  (b) To the repayment of any debts or liabilities of the Company to the Members, and

                  (c) Then in the order of priority set forth in Section 9.1(b) hereof;

         SECTION 23.3. REASONABLE TIME FOR LIQUIDATING.

         A reasonable time shall be allowed for the orderly liquidation of the Company's assets pursuant to Section 23.2 above in order to reduce the risk of losses which might be attendant upon such a liquidation.

         SECTION 23.4. DATE OF DISSOLUTION.

         The Company shall be terminated and dissolved when all of its assets shall have been applied and distributed in accordance with the provisions of
Section 23.2 above.

         SECTION 24. GENERAL PROVISIONS.

         SECTION 24.1. WAIVER OF RIGHT OF PARTITION.

         Each of the Members does hereby agree to and does hereby waive any right such Member may otherwise have to cause any of the Company's assets to be partitioned among the Members or to file any complaint or to institute any proceeding at law or in equity seeking to have any such assets partitioned.

         SECTION 24.2. NOTICES.

         Any notice, request for Approval, election or other communication provided for or required by this Agreement shall be in writing and shall be delivered by hand, by air courier service, by certified or registered mail, return receipt requested, postage prepaid, or by facsimile transmission followed by delivery of the hard copy of such communication by air courier service or mail as aforesaid, addressed to the person to whom such notice is intended to be given at such address as such person may have previously furnished in writing to the Company or to such person's last known address. In the case of any request for Approval or other communication which requires a response within a specified period of time pursuant to the terms of this Agreement, the time period in which such response must be given shall commence upon the date of actual receipt of a hard copy of any such communication. Delivery to any officer, partner, agent or employee of a party at the designated address of such party shall constitute actual receipt for purposes hereof. Until receipt of written notice to the contrary, the Members' addresses for notices shall be:

                  Managing Member:          Sunrise Assisted Living, Inc.
                                            7902 Westpark Drive
                                            McLean, Virginia 22102
                                            Attention:  Daniel B. Gorham
                                               Executive Vice President
                                            Telephone: (703) 744-1632
                                            Facsimile: (703) 744-1645

                  with copies to:           Sunrise Assisted Living, Inc.
                                            7902 Westpark Drive
                                            McLean, Virginia 22102

                                      Attention:  Susan L. Timoner, Esq.
                                      Telephone: (703) 744-1878
                                      Facsimile: (703) 744-1885

                  and:                Watt, Tieder, Hoffar & Fitzgerald, L.L.P.
                                      7929 Westpark Drive, Suite 400
                                      McLean, Virginia 22102
                                      Attention:  Wayne Tatusko, Esq.
                                      Telephone: (703) 749-1088
                                      Facsimile: (703) 356-5388

                  Investor Member:    US Assisted Living Facilities, Inc.
                                      75 Fourteenth Street - Suite 2400
                                      Atlanta, Georgia 30309
                                      Attention:  MacLaine Kenan
                                      Telephone:  (404) 920-9046
                                      Facsimile:  (404) 920-9001

                  with a copy to:     King & Spalding
                                      1185 Avenue of the Americas
                                      New York, New York  10036
                                      Attention:  Isam Salah, Esq.
                                      Telephone: (212) 556-2140
                                      Facsimile: (212) 556-2222

         SECTION 24.3. MODIFICATIONS.

         No change or modification of this Agreement shall be valid or binding upon the Members, nor shall any term or condition of this Agreement be considered waived by a Member, unless such change or modification or waiver shall be in writing and signed by the Member to be charged.

         SECTION 24.4. AUTHORIZED PERSONS.

         For purposes of this Agreement, all Approvals and other necessary representations shall be deemed valid and binding if given by any of the Authorized Representatives of each of the Managing Member and the Investor Member set forth in Schedule 7 hereto; provided that the Members may designate replacements for the individuals set forth on Schedule 7 upon prior written notice to the other Member.

         SECTION 24.5. AMENDMENTS.

         This Agreement may be amended from time to time by Approval of all Members.

         SECTION 24.6. BINDING EFFECT.

         This Agreement shall inure to the benefit of and shall be binding upon the Members, their legal representatives, transferees, heirs, permitted successors and assigns.

         SECTION 24.7. VALIDITY.

         If any provision of this Agreement or the application of such provision to any Entity or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Entities or circumstances other than those with respect to which it is held invalid, shall not be affected thereby and shall continue to be binding and in force.

         SECTION 24.8. NO WAIVER.

         The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party hereto of the terms, covenants, agreements and conditions herein contained.

         SECTION 24.9. DUPLICATE ORIGINALS.

         For the convenience of the Members, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

         SECTION 24.10. GOVERNING LAW; CONSTRUCTION.

         This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware. The titles of the sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, feminine and neuter.

         SECTION 24.11. CONSENT TO JURISDICTION AND VENUE; WAIVER OF JURY TRIAL.

         The parties hereto agree that any and all disputes, claims, actions or proceedings arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement and any related agreements may be litigated in the state courts of, and the Federal courts for, the State of Delaware, and the parties hereto consent to the non-exclusive jurisdiction of such state and federal courts. Each Member hereby waive its right to trial by jury in connection with any dispute involving the Members or arising out of this Agreement or the rights or obligations of the Members hereunder.

         SECTION 24.12. INDEPENDENT INVESTMENT DECISION.

         Each Member hereby covenants, represents and warrants to the other that its decision to invest in this Company and in the Facility is its decision alone and the other Member shall have no responsibility or liability whatsoever on account of such investment decision or any of the consequences thereof.

         SECTION 24.13. ENTIRE AGREEMENT.

         Except as otherwise provided in this Section, this Agreement represents the entire Agreement of the parties hereto with respect to the subject matter hereof and all prior agreements and understandings of the parties hereto, whether written or oral, shall be superseded hereby. The parties agree that if the Transaction Agreement and this Agreement address the same issue (i) in a conflicting manner, the relevant provision or provisions of this Agreement shall control to the exclusion of the conflicting provision or provisions of the Transaction Agreement, or (ii) in a manner that is consistent and completely or partially overlapping, the relevant provision or provisions of this Agreement shall control to the exclusion of the conflicting provision or provisions of the Transaction Agreement. The Transaction Agreement shall continue in full force and effect as to those provisions that are not excluded pursuant to the immediately preceding sentence.

         SECTION 24.14. FURTHER ASSURANCES.

         The Members agree to execute such further documents, instruments and other agreements as may be reasonably requested by the other Members as may be reasonably necessary to carry out and implement the intent hereof.

         SECTION 24.15. USE OF SUNRISE TRADE NAME.

         For as long as a Facility is managed by Sunrise or an Affiliate of Sunrise, the Company shall have the benefit of all trade names, trademarks, service marks or copyrights (or any registrations with any governmental entity of, or applications for registration pending with respect to, any of the foregoing) owned or licensed by Sunrise or any Facility Owner material to the operation of such Facility. If any other Entity acquires the interest of Sunrise as a result of the implementation of the buy/sell rights under Section 20 hereof or otherwise, or, if Sunrise is removed as the Managing Member for any reason, then the substitute Managing Member shall cause the Company to cease to use the name "Sunrise" within thirty (30) days of any such events, unless Sunrise agrees in writing to allow the Company to continue to use such name beyond such thirty-day period. At all times while any Facility is operated under the "Sunrise" name, such Facility will be managed in accordance with the quality standards and management policies (including with respect to education, training, trips, seminars, awards, newsletters, resident satisfaction surveys and technology) as are used by Sunrise and its Affiliates in operating residential apartment communities which are wholly-owned by Sunrise.

         SECTION 24.16. PRESS RELEASES.

         Each Member agrees that, prior to issuing any press releases or other marketing items, such items shall be presented to and subject to the Approval of the other Member, such Approval not to be unreasonably withheld, provided, however, that such restriction shall not apply to any regular reports that the Investor Member provides to its investors.

         SECTION 24.17. LIABILITY OF MEMBERS.

         Anything contained above or elsewhere herein to the contrary notwithstanding, no personal liability or personal deficiency judgment shall be asserted or enforced against the trustees, officers, advisors, employees, agents, partners, shareholders or principals of the Managing Member or the Investor Member, or against the assets of any such parties, for payment of any amount hereunder or for observance or performance of any of the obligations of the Managing Member, the Investor Member or the Company; provided, however, that nothing contained hereunder shall eliminate the obligations of any Entity under any other agreement.


                            [signature page follows]

         IN WITNESS WHEREOF, this Amended and Restated Operating Agreement is executed under seal effective as of the date first set forth above.

                                        MANAGING MEMBER:

                                        SUNRISE ASSISTED LIVING
                                        INVESTMENTS, INC.



                                        By /s/ Daniel B. Gorham
                                           --------------------
                                             Name:  Daniel B. Gorham
                                             Title: Vice President


                                        INVESTOR MEMBER:

                                        US ASSISTED LIVING FACILITIES II, INC.



                                        By /s/Henry A. Thompson
                                           --------------------
                                           Name:  Henry A. Thompson
                                           Title: President